Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

JACKSONVILLE DIVISION

In re:	)	Case No. 05-03817-3F1
)

WINN-DIXIE STORES, INC., et al.,	)	Chapter 11
)

Debtors.[1]	)	Jointly Administered

[First Proposed]

JOINT PLAN OF REORGANIZATION

OF WINN-DIXIE STORES, INC. AND AFFILIATED DEBTORS

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Fax: (212) 735-2000

- and -

SMITH HULSEY & BUSEY
225 Water Street, Suite 1800
Jacksonville, Florida 32202
Telephone: (904) 359-7700
Fax: (904) 359-7708

Dated: June 29, 2006	Co-Counsel for Debtors

THE DISCLOSURE STATEMENT WITH RESPECT TO THIS JOINT PLAN OF REORGANIZATION HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS WILL SEPARATELY NOTICE A HEARING TO CONSIDER THE ADEQUACY OF THE DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS JOINT PLAN OF REORGANIZATION AND THE ACCOMPANYING DISCLOSURE STATEMENT PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

[1]	In addition to Winn-Dixie Stores, Inc., the following entities are debtors in these related cases: Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Deep South Products, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Spirits, Inc., Dixie Stores, Inc., Economy Wholesale Distributors, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Superior Food Company, Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., Winn-Dixie Handyman, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	“Administrative Claim”	1
1.2	“Allowed”	1
1.3	“AmSouth Bank Collateralized Letter of Credit Claim”	2
1.4	“Bankruptcy Code”	2
1.5	“Bankruptcy Court”	2
1.6	“Bankruptcy Rules”	2
1.7	“Bar Date(s)”	2
1.8	“Bond/Letter of Credit Backed Claims”	2
1.9	“Business Day”	2
1.10	“Cash”	2
1.11	“Chapter 11 Case”	2
1.12	“Claim”	2
1.13	“Claim Reduction Form”	3
1.14	“Claim Reduction Fund”	3
1.15	“Claims Objection Deadline”	3
1.16	“Class”	3
1.17	“Common Stock Reserve”	3
1.18	“Confirmation”	3
1.19	“Confirmation Date”	3
1.20	“Confirmation Hearing”	3
1.21	“Confirmation Order”	3
1.22	“Convenience Claim”	3
1.23	“Creditors Committee”	3
1.24	“Cure”	3
1.25	“Debtor(s)”	3
1.26	“DIP Facility”	3
1.27	“DIP Facility Claim”	4
1.28	“Disbursing Agent”	4
1.29	“Disclosure Statement”	4
1.30	“Disputed”	4
1.31	“Distribution Date”	4
1.32	“Distribution Record Date”	4
1.33	“Effective Date”	4
1.34	“Employee Retention and Severance Order”	4
1.35	“Estate(s)”	5
1.36	“Exit Facility”	5
1.37	“Final Order”	5
1.38	“Impaired”	5
1.39	“Indemnification Obligation”	5
1.40	“Indenture”	5
1.41	“Indenture Trustee”	5
1.42	“Indenture Trustee Charging Lien”	5
1.43	“Indenture Trustee Expenses”	5
1.44	“Insured Claim”	5
1.45	“Intercompany Claim”	5
1.46	“Interests”	5
1.47	“Landlord Claim”	6
1.48	“Lien”	6
1.49	“Litigation Rights”	6
1.50	“MSP “	6
1.51	“MSP Death Benefit Claim”	6
1.52	“NCR Purchase Money Security Interest Claim”	6
1.53	“New Board”	6
1.54	“New Common Stock”	6
1.55	“New Equity Incentive Plan”	6
1.56	“New Winn-Dixie Charter”	6

1.57	“New Winn-Dixie By-laws”	6
1.58	“Non-Compensatory Damages Claim”	6
1.59	“Noteholder Claim”	7
1.60	“Old Securities”	7
1.61	“Old Winn-Dixie Common Stock Interests”	7
1.62	“Old Winn-Dixie Stock Rights”	7
1.63	“Organic Change”	7
1.64	“Other Priority Claim”	7
1.65	“Other Secured Claim”	7
1.66	“Other Unsecured Claim”	7
1.67	“Person”	7
1.68	“Petition Date”	7
1.69	“Plan”	7
1.70	“Plan Supplement”	7
1.71	“Priority Tax Claim”	7
1.72	“Professional”	7
1.73	“Professional Fee Claim”	7
1.74	“Proof of Claim”	8
1.75	“Pro Rata”	8
1.76	“Registration Rights Agreement”	8
1.77	“Reinstated”	8
1.78	“Reorganized Debtor(s)”	8
1.79	“Reorganized Winn-Dixie”	8
1.80	“Reorganized Subsidiary Debtor(s)”	8
1.81	“Retirement Plan Claim”	8
1.82	“Schedules”	8
1.83	“Secured Claim”	8
1.84	“Secured Tax Claim”	8
1.85	“Small Claim”	9
1.86	“SRP”	9
1.87	“Subordinated Claim”	9
1.88	“Subsidiary Debtors”	9
1.89	“Subsidiary Interests”	9
1.90	“Thrivent/Lutherans Leasehold Mortgage Claim”	9
1.91	“Unimpaired”	9
1.92	“Unsecured Claim”	9
1.93	“Vendor/Supplier Claim”	9
1.94	“Wachovia”	9
1.95	“Winn-Dixie”	9
1.96	“Winn-Dixie Notes”	9
1.97	“Winn-Dixie Interests”	10
1.98	“Winn-Dixie Real Estate”	10
1.99	“Workers Compensation Claim”	10

ARTICLE II SUBSTANTIVE CONSOLIDATION COMPROMISE		10
2.1	Issues Subject to Compromise	10
2.2	Effect of Compromise and Settlement	10
2.3	Support for Payment of Settlement Costs	10
2.4	Approval of Compromise and Settlement	11

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS		11
3.1	Introduction	11
3.2	Unimpaired Classes of Claims and Interests	11
3.3	Impaired/Voting Classes of Claims	11
3.4	Impaired/Non-Voting Classes of Claims	12

ARTICLE IV TREATMENT OF CLAIMS AND INTERESTS		13
4.1	Unclassified Claims	13

4.2	Unimpaired Classes of Claims and Interests	14
4.3	Impaired/Voting Classes of Claims	15
4.4	Impaired/Non-Voting Classes of Claims and Interests	18
4.5	Special Provisions Regarding Insured Claims	19
4.6	Maximum Distributions for Unsecured Claims	19
4.7	Reservation of Rights Regarding Claims	19

ARTICLE V ACCEPTANCE OR REJECTION OF THE PLAN		19
5.1	Impaired Classes of Claims Entitled to Vote	19
5.2	Acceptance by an Impaired Class	20
5.3	Presumed Acceptances by Unimpaired Classes	20
5.4	Impaired Claims Classes Deemed to Reject Plan	20
5.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	20

ARTICLE VI MEANS FOR IMPLEMENTATION OF THE PLAN		20
6.1	Continued Corporate Existence	20
6.2	Charters and By-laws	20
6.3	New Financing	20
6.4	Cancellation of Old Securities; Release of Indenture Trustee	21
6.5	Authorization and Issuance of New Common Stock	21
6.6	New Equity Incentive Plan; Further Participation in Incentive Plans	21
6.7	Directors of Reorganized Debtors	22
6.8	Officers of Reorganized Debtors	22
6.9	Winn-Dixie Annual Meeting of Stockholders	22
6.10	Indemnification of Debtors’ Directors, Officers, and Employees	22
6.11	Revesting of Assets; Release of Liens	23
6.12	Restructuring Transactions	23
6.13	Preservation of Litigation Rights; Resulting Claim Treatment	23
6.14	Effectuating Documents; Further Transactions	24
6.15	Exemption From Certain Transfer Taxes	24
6.16	Corporate Action	24
6.17	Reorganized Debtors’ Obligations Under Plan	24
6.18	Operations Between Confirmation Date and Effective Date	25

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		25
7.1	Rejection of Executory Contracts and Unexpired Leases	25
7.2	Rejection Damages Bar Date for Rejections Pursuant to Plan	25
7.3	Assumption of Executory Contracts and Unexpired Leases	25
7.4	Cure Rights for Executory Contracts and Unexpired Leases Assumed Under Plan	25
7.5	Assignment of Assumed Real Property Leases	26
7.6	Assumption of Vendor Agreements	26
7.7	Assumption of Governmental Licenses	26
7.8	Treatment of Compensation and Benefit Programs	26
7.9	Certain Indemnification Obligations Owed by Debtors	27
7.10	Continuing Obligations Owed to Debtors	27
7.11	Limited Extension of Time to Assume or Reject	28
7.12	Post-petition Contracts and Leases	28
7.13	Treatment of Claims Arising From Assumption or Rejection	28

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS		28
8.1	Distributions for Allowed Claims	28
8.2	Interest on Claims; Dividends	28
8.3	Designation; Distributions by Disbursing Agent	29
8.4	Means of Cash Payment	29
8.5	Fractional Distributions	29
8.6	De Minimis Distributions	30
8.7	Delivery of Distributions	30
8.8	Application of Distribution Record Date	30

8.9	Withholding and Reporting Requirements	30
8.10	Setoffs	31
8.11	Prepayment	31
8.12	No Distribution in Excess of Allowed Amounts	31
8.13	Allocation of Distributions	31

ARTICLE IX PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO		31
9.1	Prosecution of Objections to Claims	31
9.2	Treatment of Disputed Claims	32
9.3	Provisions for Disputed Unsecured Claims	32

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		33
10.1	Conditions to Confirmation	33
10.2	Conditions to Effective Date	33
10.3	Waiver of Conditions	33

ARTICLE XI RETENTION OF JURISDICTION		34
11.1	Scope of Retention of Jurisdiction	34
11.2	Failure of the Bankruptcy Court to Exercise Jurisdiction	35

ARTICLE XII MISCELLANEOUS PROVISIONS		35
12.1	Administrative Claims	35
12.2	Professional Fee Claims	35
12.3	Committee Member Claims	36
12.4	Indenture Trustee Expenses	36
12.5	Payment of Statutory Fees	36
12.6	Modifications and Amendments	37
12.7	Continuing Exclusivity Period	37
12.8	Severability of Plan Provisions	37
12.9	Successors and Assigns and Binding Effect	37
12.10	Compromises and Settlements	37
12.11	Releases and Satisfaction of Subordination Rights	38
12.12	Releases and Related Matters	38
12.13	Discharge of the Debtors	39
12.14	Injunction	39
12.15	Exculpation and Limitation of Liability	40
12.16	Term of Injunctions or Stays	40
12.17	Revocation, Withdrawal, or Non-Consummation	40
12.18	Plan Supplement	40
12.19	Notices	41
12.20	Computation of Time	42
12.21	Governing Law	42

EXHIBITS
A	Summary of Terms of New Common Stock

JOINT PLAN OF REORGANIZATION

OF WINN-DIXIE STORES, INC. AND AFFILIATED DEBTORS

INTRODUCTION

Winn-Dixie Stores, Inc. and subsidiaries Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Deep South Products, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Spirits, Inc., Dixie Stores, Inc., Economy Wholesale Distributors, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Superior Food Company, Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., Winn-Dixie Handyman, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc., as debtors and debtors-in-possession (the “Debtors”), hereby propose this joint plan of reorganization (the “Plan”) for the resolution of their outstanding Claims (as defined below) and Interests (as defined below). Reference is made to the Disclosure Statement (as defined below) distributed contemporaneously herewith for a discussion of the Debtors’ history, businesses, properties, results of operations, projections for future operations, risk factors, and a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan. The Debtors are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code (as defined below).

All holders of Claims who are entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules (as defined below), and Article XII of the Plan, the Debtors reserve the right, in consultation with the Creditors Committee (as defined below) to alter, amend, modify, revoke, or withdraw the Plan prior to its substantial consummation.

For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in Article I of the Plan. Any capitalized term used in the Plan that is not defined in the Plan, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

ARTICLE I

DEFINITIONS

For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified, or supplemented from time to time, (c) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (d) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.1 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, to the extent not previously paid, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) obligations under the retention and severance plans and agreements authorized by the Employee Retention and Severance Order, (c) Professional Fee Claims, (d) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, (e) all Allowed Claims for reclamation under Section 546(c)(2)(A) of the Bankruptcy Code, (f) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, and (g) the DIP Facility Claim.

1.2 “Allowed” means, (a) when used with respect to an Administrative Claim, all or any portion of an Administrative Claim (i) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (ii) that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case; provided, however, that in no event shall a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; or (b) when used with respect to a Claim other than an Administrative Claim, such Claim or any portion thereof (i) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (ii) as to which (x) no Proof of Claim has been filed with the Bankruptcy Court and (y) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is included in the Schedules at zero, in an unknown amount, or as Disputed, or (iii) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (x) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (y) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (iv) that is expressly allowed in a liquidated amount in the Plan. In no event shall an Administrative Claim or a Claim subject to disallowance under Section 502(d) of the Bankruptcy Code be deemed to be an Allowed Claim.

1.3 “AmSouth Bank Collateralized Letter of Credit Claim” means the Secured Claim of AmSouth Bank existing under the Application and Agreement for Standby Letter of Credit, the Addendum to AmSouth Bank Application and Agreement, the Pledge and Security Agreement, and the Control Agreement between Winn-Dixie and AmSouth Bank, each dated as of December 6, 2001, as modified by the Modification Agreement dated as of April 29, 2002, under which AmSouth Bank has issued a standby letter of credit, as amended, in favor of Winn-Dixie and Winn-Dixie has provided cash collateral to secure its repayment obligations to AmSouth Bank in the event of a draw on the letter of credit; and related documents, agreements, and instruments.

1.4 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the Petition Date or as thereafter amended to the extent the amendment is applicable to chapter 11 cases on file as of February 21, 2005.

1.5 “Bankruptcy Court” means the United States Bankruptcy Court for the Middle District of Florida or such other court as may have jurisdiction over the Chapter 11 Case or any aspect thereof.

1.6 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

1.7 “Bar Date(s)” means the date(s) designated by the Bankruptcy Court as the last date(s) for filing Proofs of Claim against the Debtors.

1.8 “Bond/Letter of Credit Backed Claims” means any Claim having the benefit of a pre-petition surety bond, letter of credit, or similar source of payment provided by or on behalf of the Debtors by an issuer who is secured or itself holds a surety bond, letter of credit, or similar source of payment, with a right under the Bankruptcy Code and applicable law to be satisfied from such source of payment, but as to which no satisfaction has occurred as of the Effective Date, to the extent of the lesser of the amount available to satisfy such Claim from such source of payment and the amount of such Claim. The amount of the Claim that exceeds the amount available from the source of payment, if any, shall be treated as an Unsecured Claim.

1.9 “Business Day” means any day, excluding Saturdays, Sundays, or “legal holidays” (as defined in Rule 9006(a) of the Bankruptcy Rules), on which commercial banks are open for business in Jacksonville, Florida.

1.10 “Cash” means legal tender of the United States or equivalents thereof.

1.11 “Chapter 11 Case” means the jointly administered Chapter 11 cases of the Debtors.

1.12 “Claim” means (a) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, known, unknown, or asserted, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

1.13 “Claim Reduction Form” means the form to be used by holders of Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, or Other Unsecured Claims to elect to reduce their Allowed Claims to $3,000, which form shall be distributed by the Debtors to holders and potential holders of Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, or Other Unsecured Claims as part of the solicitation process and shall otherwise be available at www.loganandco.com.

1.14 “Claim Reduction Fund” means a fund in the amount of $1,000,000, which shall be used on a first come-first serve basis to make payments to holders of Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, or Other Unsecured Claims who elect to reduce their Allowed Claims to $3,000.

1.15 “Claims Objection Deadline” means the last day for filing objections to Claims (other than Administrative Claims), which day shall be the latest of (a) sixty (60) days after the Effective Date, (b) ninety (90) days after the applicable Proof of Claim is filed, (c) thirty (30) days after entry of a Final Order reinstating any Claim previously disallowed under Section 502(j) of the Bankruptcy Code, or (d) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtors or any other party. There shall be no deadline for filing objections to Administrative Claims unless established by Final Order of the Bankruptcy Court.

1.16 “Class” means a category of holders of Claims or Interests, as described in Article III of the Plan.

1.17 “Common Stock Reserve” means the reserves of New Common Stock to be established prior to the initial Distribution Date for Unsecured Claims and maintained by the Disbursing Agent on account of then Disputed Landlord Claims, Disputed Vendor/Supplier Claims, Disputed Retirement Plan Claims, and Disputed Other Unsecured Claims (with any excess shares of New Common Stock to be redistributed as provided in Section 9.3(b) of the Plan).

1.18 “Confirmation” means approval of the Plan by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code.

1.19 “Confirmation Date” means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

1.20 “Confirmation Hearing” means the hearing to consider Confirmation of the Plan under Section 1128 of the Bankruptcy Code.

1.21 “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

1.22 “Convenience Claim” means a Claim in an amount equal to or less than $100.

1.23 “Creditors Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Case pursuant to Section 1102(a) of the Bankruptcy Code.

1.24 “Cure” means with respect to the assumption of an executory contract or unexpired lease pursuant to Section 365(b) of the Bankruptcy Code, (a) the distribution of Cash, or the distribution of such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under an executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law or (b) the taking of such other actions as may be agreed upon by the parties or ordered by the Bankruptcy Court.

1.25 “Debtor(s)” means, individually or collectively as the context requires, Winn-Dixie Stores, Inc., Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Deep South Products, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Spirits, Inc., Dixie Stores, Inc., Economy Wholesale Distributors, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Superior Food Company, Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., Winn-Dixie Handyman, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc., including in their capacity as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

1.26 “DIP Facility” means the Credit Agreement dated as of February 23, 2005 (as amended, supplemented or otherwise modified from time to time), by and among the Debtors identified as borrowers thereunder, certain lenders signatory thereto, Wachovia as administrative agent and collateral monitoring agent, General Electric Capital Corporation and The CIT Group/Business Credit, Inc. as syndication agents, and Bank of America, NA, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., GMAC Commercial Finance LLC and Wells Fargo Foothill, LLC as documentation agents, under which the Debtors have obtained post-petition financing; and related loan and security documents.

1.27 “DIP Facility Claim” means the Claim existing under the DIP Facility.

1.28 “Disbursing Agent” means any Person or Persons designated by the Debtors or the Reorganized Debtors in their discretion, after consultation with the Creditors Committee, to serve as disbursing agent under the Plan with respect to particular Classes of Claims, which may include, without limitation, one or more of the Indenture Trustee, the claims agent, or a stock transfer agent for the New Common Stock.

1.29 “Disclosure Statement” means the Disclosure Statement with Respect to Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors, as amended, supplemented, or modified from time to time, and that is prepared, approved and distributed in accordance with Section 1125 of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules.

1.30 “Disputed” means (a) with respect to any Administrative Claim, other than an Administrative Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court or that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case, a Claim: that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law; or (b) with respect to any Claim that is not an Administrative Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, a Claim: (i) if no Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, that has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed; (ii) if a Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order; (iii) for which a Proof of Claim was required to be filed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed; (iv) for damages based upon the rejection by a Debtor of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code and as to which the applicable Bar Date has not passed; (v) that is disputed under the provisions of the Plan; or (vi) if not otherwise Allowed, as to which the applicable Claims Objection Deadline has not expired.

1.31 “Distribution Date” means (a) for any Claim other than an Unsecured Claim, (i) that is an Allowed Claim on the Effective Date, the Effective Date or as soon as practicable after the Effective Date but not later than the first (1st) Business Day that is twenty (20) days after the Effective Date or (ii) that is not an Allowed Claim on the Effective Date, fifteen (15) days after the last day of the calendar quarter during which the Claim becomes an Allowed Claim; or (b) for any Unsecured Claim, (i) that is an Allowed Claim on the Effective Date, (x) as to the initial distribution, the first Business Day that is no later than forty-five (45) days after the Effective Date and (y) as to any subsequent distribution, such additional date or dates provided for in Section 9.3(b) of the Plan, or (ii) that is not an Allowed Claim on the Effective Date, (x) as to the initial distribution, the later of the first Business Day that is no later than forty-five (45)days after the Effective Date or fifteen (15) days after the last day of the calendar quarter during which the Claim becomes an Allowed Claim and (y) as to any subsequent distribution, such additional date or dates provided for in Section 9.3(b) of the Plan; provided, however, a later date than those prescribed by subsection (a) or (b) may be established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors or any other party.

1.32 “Distribution Record Date” means the record date for determining entitlement to receive distributions under the Plan on account of Allowed Claims, which date shall be (a) for all holders of Claims other than holders of Noteholder Claims, the third (3rd) Business Day after the Confirmation Date at 5:00 p.m. prevailing Eastern time; and (b) for all holders of Noteholder Claims, the date and time immediately prior to the Distribution Date applicable to Unsecured Claims.

1.33 “Effective Date” means the Business Day upon which all conditions to the consummation of the Plan as set forth in Section 10.2 of the Plan have been satisfied or waived as provided in Section 10.3 of the Plan, and is the date on which the Plan becomes effective.

1.34 “Employee Retention and Severance Order” means the Order Authorizing Debtors to Implement Employee Retention and Severance Plans entered on June 28, 2005, which approved the Debtors’ Chapter 11 Retention Plan and Corporate Benefits Severance Program.

1.35 “Estate(s)” means, individually, the estate of each Debtor in the Chapter 11 Case and, collectively, the estates of all Debtors in the Chapter 11 Case, created pursuant to Section 541 of the Bankruptcy Code.

1.36 “Exit Facility” means the agreements and related documents and instruments evidencing the new financing to be obtained by the Reorganized Debtors as of the Effective Date, including revolving credit, term credit and/or letters of credit as determined necessary, to satisfy the DIP Facility Claim, support other payments required to be made under the Plan, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following the Effective Date, and having terms agreed to by the Debtors in consultation with the Creditors Committee, which terms shall be substantially in accordance with the commitment letter included in the Plan Supplement.

1.37 “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, or the docket of any such other court, the operation or effect of which has not been stayed, reversed, or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing or leave to appeal has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, no appeal or petition for review or rehearing remains pending; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

1.38 “Impaired” means, with respect to any Claim or Interest, that such Claim or Interest is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.39 “Indemnification Obligation” means any obligation of any of the Debtors to indemnify, reimburse, or provide contribution pursuant to charter, by-laws, contract, or otherwise; provided, however, that such term shall not include any obligation that constitutes a Subordinated Claim.

1.40 “Indenture” means that certain Indenture dated as of December 26, 2000 (as amended, supplemented, or otherwise modified) between Winn-Dixie, as issuer, and certain of the Subsidiary Debtors, as guarantors, and the Indenture Trustee, which Indenture governs all obligations arising under or in connection with the Winn-Dixie Notes.

1.41 “Indenture Trustee” means Wilmington Trust Company, as Trustee, or its successor, in either case in its capacity as indenture trustee for the Winn-Dixie Notes.

1.42 “Indenture Trustee Charging Lien” means any Lien or other priority in payment or right available to the Indenture Trustee pursuant to the Indenture or under any other applicable law for the payment of the Indenture Trustee Expenses.

1.43 “Indenture Trustee Expenses” means any reasonable, unpaid fees of the Indenture Trustee, and reasonable, unpaid out-of-pocket costs and expenses, including reasonable fees and expenses of counsel and financial advisors, incurred by the Indenture Trustee through the Effective Date, except any such costs and expenses as may be attributable to the Indenture Trustee’s negligence or willful misconduct.

1.44 “Insured Claim” means any Claim or portion of a Claim that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.

1.45 “Intercompany Claim” means any Claim arising prior to the Petition Date against any of the Debtors by another Debtor. The term does not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims shall be treated as Other Unsecured Claims, as applicable.

1.46 “Interests” means the legal, equitable, contractual, or other rights of any Person (a) with respect to Winn-Dixie Interests, (b) with respect to Subsidiary Interests, or (c) to acquire or receive either of the foregoing.

1.47 “Landlord Claim” means any Unsecured Claim in an amount greater than $3,000 for obligations owed by any of the Debtors as lessee or guarantor under a nonresidential real property lease or a guaranty of a nonresidential real property lease agreement. The term includes Unsecured Claims for damages arising from the rejection of a nonresidential real property lease.

1.48 “Lien” means a charge against or interest in property of the Debtors to secure payment of a debt or performance of an obligation owed by the Debtors. For purposes of the Plan, the term shall not include (a) a lien resulting from the provisions of Chapter 5 of the Bankruptcy Code or (b) a lien that has been or may be avoided pursuant to Chapter 5 of the Bankruptcy Code.

1.49 “Litigation Rights” means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person (except to the extent such claims are expressly released under the Plan), which are to be retained by the Reorganized Debtors pursuant to Section 6.13 of the Plan, including, without limitation, claims or causes of action arising under or pursuant to Chapter 5 of the Bankruptcy Code.

1.50 “MSP” means the management security plan or the senior corporate officer’s management security plan offered by the Debtors to provide retirement benefits to certain participating employees, including any related individual agreements.

1.51 “MSP Death Benefit Claim” means a Claim held by a participant in the MSP (or a beneficiary of a participant) for death benefits arising under (a) part B of the retirement benefit described in Section 3.0 of the MSP or (b) part B of the termination benefit described in Section 3.6 of the MSP; the gross amount of which Claim shall be in an amount equal to 25% of the gross amount of the participant’s retirement benefit or termination benefit (whichever is applicable) under the MSP as of the Petition Date, less any post-petition payments received by the beneficiary of any participant.

1.52 “NCR Purchase Money Security Interest Claim” means the Secured Claim existing under the Teradata Purchase Addendum dated as of December 22, 2004, by and between Winn-Dixie and NCR Corporation, under which Winn-Dixie acquired certain products from NCR, as secured pursuant to the UCC Financing Statement filed on January 31, 2005; and all related documents, agreements, and instruments.

1.53 “New Board” means the Board of Directors of Reorganized Winn-Dixie, to be constituted as of the Effective Date pursuant to Section 6.7(a) of the Plan.

1.54 “New Common Stock” means the new common shares, par value $0.001 per share, of Reorganized Winn-Dixie to be authorized and/or issued under Section 6.5 of the Plan as of the Effective Date, with terms substantially as set forth in the New Winn-Dixie Charter and the New Winn-Dixie By-laws, as described on Exhibit A hereto.

1.55 “New Equity Incentive Plan” means the new management equity incentive plan to be implemented by Reorganized Winn-Dixie pursuant to Section 6.6 of the Plan, as to the terms of which the Debtors shall have consulted with the Creditors Committee, and which shall be substantially in the form included in the Plan Supplement.

1.56 “New Winn-Dixie Charter” means the articles of incorporation of Reorganized Winn-Dixie, as to the terms of which the Debtors shall have consulted with the Creditors Committee, and which shall be substantially in the form included in the Plan Supplement.

1.57 “New Winn-Dixie By-laws” means the by-laws of Reorganized Winn-Dixie, as to the terms of which the Debtors shall have consulted with the Creditors Committee, and which shall be substantially in the form included in the Plan Supplement.

1.58 “Non-Compensatory Damages Claim” means any Claim for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term shall not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order allowing such Claim as an Administrative Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, Other Secured Claim, Unsecured Claim, or Subordinated Claim.

1.59 “Noteholder Claim” means any Claim arising from or relating to the Winn-Dixie Notes, other than any Indenture Trustee Expenses.

1.60 “Old Securities” means, collectively, the Winn-Dixie Interests, specifically including the Old Winn-Dixie Common Stock Interests and the Old Winn-Dixie Stock Rights, and the Winn-Dixie Notes.

1.61 “Old Winn-Dixie Common Stock Interests” means, the shares of common stock of Winn-Dixie issued and outstanding as of the Petition Date or otherwise held as of the applicable Distribution Record Date, including common stock acquired by holders of stock options and other rights to acquire stock who exercise their rights by the applicable Distribution Record Date.

1.62 “Old Winn-Dixie Stock Rights” means the rights issued by Winn-Dixie and outstanding as of the Petition Date that give the holders thereof the right to purchase Old Winn-Dixie Common Stock Interests, including any stock options, warrants, conversion rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in Winn-Dixie, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in Winn-Dixie prior to the Effective Date (whether or not arising under or in connection with any employment agreement), to the extent such rights have not been exercised as of the Distribution Record Date applicable to Old Winn-Dixie Common Stock Interests.

1.63 “Organic Change” means any transaction or series of transactions pursuant to which Reorganized Winn-Dixie reorganizes its capital, consolidates or merges with or into another Person or enters into a business combination with another Person (in the case of a consolidation, merger or business combination, where Reorganized Winn-Dixie is not the surviving Person), or sells, transfers, or otherwise disposes of all or substantially all of its property, assets, or business to another Person.

1.64 “Other Priority Claim” means a Claim against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

1.65 “Other Secured Claim” means a Secured Claim arising prior to the Petition Date against any of the Debtors, other than an AmSouth Collateralized Letter of Credit Claim, a Thrivent/Lutherans Leasehold Mortgage Claim, an NCR Purchase Money Security Interest Claim, a Secured Tax Claim, or a Bond/Letter of Credit Backed Claim.

1.66 “Other Unsecured Claim” means an Unsecured Claim in an amount greater than $3,000, other than a Noteholder Claim, a Landlord Claim, a Vendor/Supplier Claim, or a Retirement Plan Claim.

1.67 “Person” means any individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

1.68 “Petition Date” means February 21, 2005, the date on which the Debtors filed their petitions for relief commencing the cases that are being administered as the Chapter 11 Case.

1.69 “Plan” means this Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors, all exhibits annexed to the Plan or referenced in the Plan, as the same may be amended, modified, or supplemented from time to time.

1.70 “Plan Supplement” means the supplement to the Plan containing, without limitation, the commitment letter for the Exit Facility, the New Winn-Dixie Charter, the New Winn-Dixie By-laws, the New Equity Incentive Plan, and the Registration Rights Agreement, as to the form and substance of each of which the Debtors shall have consulted with the Creditors Committee.

1.71 “Priority Tax Claim” means a Claim that is entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

1.72 “Professional” means any professional employed in the Chapter 11 Case pursuant to Section 327 or 1103 of the Bankruptcy Code, and any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Section 503(b) of the Bankruptcy Code.

1.73 “Professional Fee Claim” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services rendered after the Petition Date and prior to and including the Effective Date.

1.74 “Proof of Claim” means a Proof of Claim filed with the Bankruptcy Court in connection with the Chapter 11 Case.

1.75 “Pro Rata” means, at any time, the proportion that the amount of a Claim in a particular Class or Classes (or portions thereof, as applicable) bears to the aggregate amount of all Claims (including Disputed Claims) in such Class or Classes, unless the Plan provides otherwise.

1.76 “Registration Rights Agreement” means an agreement between Reorganized Winn-Dixie and any holder of an Allowed Unsecured Claim receiving a distribution under the Plan of at least 5% of the New Common Stock on a fully diluted basis, providing for normal and customary demand registration rights for such holder, as to the terms of which the Debtors shall have consulted with the Creditors Committee, and which shall be substantially in the form included in the Plan Supplement.

1.77 “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

1.78 “Reorganized Debtor(s)” means, individually, any reorganized Debtor or its successor and, collectively, all reorganized Debtors or their successors, on or after the Effective Date.

1.79 “Reorganized Winn-Dixie” means reorganized Winn-Dixie or its successor, on and after the Effective Date.

1.80 “Reorganized Subsidiary Debtor(s)” means, individually, a reorganized Subsidiary Debtor or its successor and, collectively, both reorganized Subsidiary Debtors or their successors, on or after the Effective Date.

1.81 “Retirement Plan Claim” means an Unsecured Claim in an amount greater than $3,000 held by a participant in the MSP or the SRP (or the beneficiary of a participant) and arising under or with respect to the MSP or the SRP, exclusive of any MSP Death Benefit Claim; the amount of which Claim (a) if arising under the SRP shall be equal to the amount of the participant’s vested account balance as of the Petition Date, less the amount of any post-petition payments received under the SRP by the participant (or beneficiary), or (b) if arising under the MSP shall be equal to (i) except where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of 75% of the gross amount of the participant’s retirement benefit under Section 3.0 of the MSP or termination benefit under Section 3.6 of the MSP (whichever is applicable), less the amount of any post-petition payments received under the MSP by the participant (or beneficiary) (but not including any post-petition payments deducted from an MSP Death Benefit Claim), or (ii) where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of the alternative benefit provided under such Section 4.0, less the amount of any post-petition payments received on account of such alternative benefit.

1.82 “Schedules” means the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as amended or supplemented from time to time in accordance with Rule 1009 of the Bankruptcy Rules or orders of the Bankruptcy Court.

1.83 “Secured Claim” means a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under Section 553 of the Bankruptcy Code; to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to Section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors (in consultation with the Creditors Committee) or the Reorganized Debtors and the holder of such Claim. The amount of any Claim that exceeds the value of the holder’s interest in the Estate’s interest in property or the amount subject to setoff shall be treated as an Unsecured Claim.

1.84 “Secured Tax Claim” means a Secured Claim arising prior to the Petition Date against any of the Debtors for taxes owed to a governmental unit.

1.85 “Small Claim” means a Claim in an amount greater than $100 but no more than $3,000.

1.86 “SRP” means the supplemental retirement plan offered to provide supplemental retirement benefits to certain of the Debtors’ participating employees, including any related trust and individual agreements.

1.87 “Subordinated Claim” means any Claim that is subordinated pursuant to Section 510(b) or 510(c) of the Bankruptcy Code, which shall include, without limitation, (a) any Claim arising from the rescission of a purchase or sale of any Old Security, (b) any Claim for damages arising from the purchase or sale of an Old Security, (c) any Claim for reimbursement, contribution, or indemnification on account of any such Claim, (d) any Claim for similar violations of the securities laws, misrepresentations, breaches of fiduciary duties, or any similar claim related to the foregoing, or (e) any Claim for attorneys fees related to any of the foregoing.

1.88 “Subsidiary Debtors” means, collectively, Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Deep South Products, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Spirits, Inc., Dixie Stores, Inc., Economy Wholesale Distributors, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Superior Food Company, Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., Winn-Dixie Handyman, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc., each of which is a Debtor in the Chapter 11 Case.

1.89 “Subsidiary Interests” means, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, as of the Petition Date, which stock and interests are owned directly or indirectly by Winn-Dixie.

1.90 “Thrivent/Lutherans Leasehold Mortgage Claim” means the Secured Claim existing under the Assumption Agreement dated as of October 12, 2000 (as amended, supplemented or otherwise modified from time to time), by and among Winn-Dixie as assuming borrower, Gooding’s Supermarket, Inc. as original borrower, and Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) as lender, under which Winn-Dixie assumed the obligations of Gooding’s Supermarket, Inc. under the Loan Agreement, Note, and Leasehold Mortgage, Security Agreement, Financing Statement and Assignment of Subleases dated as of December 29, 1994 (as amended, supplemented or otherwise modified from time to time), in favor of Sun Bank, National Association as original lender and as subsequently assigned to Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) by the Assignment of Mortgage Loan Documents dated as of May 4, 1995; and all related documents, agreements, and instruments.

1.91 “Unimpaired” means, with respect to any Claim, that such Claim is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.92 “Unsecured Claim” means a Claim arising prior to the Petition Date against any of the Debtors that is not a Secured Claim. As used herein, the term includes Noteholder Claims, Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, and Other Unsecured Claims.

1.93 “Vendor/Supplier Claim” means an Unsecured Claim in an amount greater than $3,000 for goods, supplies, equipment, or non-employee services utilized by the Debtors in the operation of their business. The term includes Unsecured Claims for damages arising from the rejection of contracts and personal property leases under which goods, supplies, equipment, or non-employee services were obtained by the Debtors.

1.94 “Wachovia” means Wachovia Bank, National Association as the administrative agent and a lender with respect to the Wachovia Credit Facility Claim and as the administrative and collateral monitoring agent and a lender with respect to the DIP Facility Claim.

1.95 “Winn-Dixie” means Winn-Dixie Stores, Inc., a Florida corporation, which is the parent company of the Subsidiary Debtors, and which, along with the Subsidiary Debtors, is a Debtor in the Chapter 11 Case.

1.96 “Winn-Dixie Notes” means the 8.875% senior notes due 2008 in the aggregate principal amount of $300,000,000. issued by Winn-Dixie and guaranteed by Astor Products, Inc., Crackin’ Good, Inc., Deep South Products, Inc., Dixie Packers, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc.

1.97 “Winn-Dixie Interests” means, collectively, all equity interests in Winn-Dixie, including, without limitation, the Old Winn-Dixie Common Stock Interests and the Old Winn-Dixie Stock Rights.

1.98 “Winn-Dixie Real Estate” means one or more special purpose real estate entities to be formed by the Debtors or the Reorganized Debtors, either as corporations, limited liability corporations, partnerships, limited liability partnerships, trusts, or other type of entities, to hold the Debtors’ owned and leased real property interests.

1.99 “Workers Compensation Claim” means a Claim held by an employee of the Debtors for workers compensation coverage under the workers compensation program applicable in the particular state in which the employee is employed by the Debtors.

ARTICLE II

SUBSTANTIVE CONSOLIDATION COMPROMISE

2.1 Issues Subject to Compromise

The Plan proposes, and its terms embody, a compromise and settlement of intercreditor issues relating to whether the liabilities and properties of the Debtors should be substantively consolidated for purposes of distributions under the Plan. These issues relate primarily to the following: (a) whether the elements necessary to obtain an order of substantive consolidation are satisfied in the Chapter 11 Case; (b) the value of the Debtors’ Estates on an individual and a consolidated basis, and the proper method of determining such value; (c) whether the Estate of each Debtor should be treated separately for purposes of making payments to holders of Claims; (d) whether it is possible to attribute particular Claims asserted in the Chapter 11 Case to a specific Debtor; (e) the value to be accorded to guarantees issued by one Debtor in favor of another Debtor; (f) the strength of the relative rights and positions of the different Classes of Unsecured Claims with respect to disputes over substantive consolidation; (g) other issues having to do with the rights of certain Estates, Claims, or Classes of Claims vis-à-vis other Estates, Claims, or Classes of Claims; (h) the amount and priority of Intercompany Claims and the potential voidability of certain intercompany transfers; and (i) the treatment of Subsidiary Interests.

2.2 Effect of Compromise and Settlement

As a result of the compromise and settlement of substantive consolidation issues contained in the Plan, and only for purposes of distributions under the Plan, except as otherwise provided in the Plan, (a) the separate Chapter 11 cases of the Debtors shall be consolidated into the case of Winn-Dixie as a single consolidated case; (b) all property of the Estate of each Debtor shall be deemed to be property of the consolidated Estates; (c) all Claims against each Estate shall be deemed to be Claims against the consolidated Estates, any Proof of Claim filed against one or more of the Debtors shall be deemed to be a single claim filed against the consolidated Estates, and all duplicate Proofs of Claim for the same claim filed against more than one Debtor shall be deemed expunged; (d) except as otherwise provided in the Plan, no distributions under the Plan shall be made on account of Intercompany Claims; (e) except as provided by the compromise treatment of Unsecured Claims in Section 4.3(f) through 4.3(j) of the Plan, all Claims based upon pre-petition unsecured guarantees by one Debtor in favor of any other of the Debtors (other than guarantees existing under assumed executory contracts or unexpired leases) or other basis of co-Debtor liability shall be eliminated, and no separate distributions under the Plan shall be made on account of Claims based upon such guarantees or other basis of co-Debtor liability; and (f) no distributions under the Plan shall be made on account of any Subsidiary Interests.

The Plan shall not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under the Plan; the compromise plan structure shall have no effect on valid, enforceable and unavoidable Liens, except for Liens that secure a Claim that is eliminated by virtue of the plan structure and Liens against collateral that are extinguished by virtue of such plan structure; and the compromise plan structure shall not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of such structure.

2.3 Support for Payment of Settlement Costs

In connection with the compromise and settlement of the many complex issues surrounding substantive consolidation of the Estates, which forms the basis of the distributions to Unsecured Creditors under the Plan, the Debtors have agreed to, and shall, (a) subject to the provisions of Section 12.3 of the Plan, pay the reasonable fees and expenses of professionals representing the members of the Creditors Committee in an aggregate amount not exceeding $1,410,000, (b) subject to the provisions of Section 12.2(a) of the Plan, support the Professional Fee Claims of Professionals representing (i) the members of the ad hoc committee of trade vendors in an amount not exceeding $1,300,000 and (ii) the members of the ad hoc committee of retirees in an amount not exceeding $50,000.

2.4 Approval of Compromise and Settlement

The Plan is deemed to be a motion under Sections 105, 363 and 1123 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules for approval of the compromise and settlement of the issues described in Section 2.1, and the confirmation of the Plan shall constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order shall contain findings supporting and conclusions approving the compromise and settlement as fair and equitable and within the bounds of reasonableness.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1 Introduction

(a) In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such unclassified claims is set forth in Section 4.1 of the Plan.

(b) A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. A Claim or Interest may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

3.2 Unimpaired Classes of Claims and Interests

The following Classes contain Claims and Interests that are not Impaired by the Plan, are deemed to accept the Plan, and are not entitled to vote on the Plan.

Class 1: Other Priority Claims

Class 1 consists of all Other Priority Claims.

Class 2: MSP Death Benefit Claims

Class 2 consists of the MSP Death Benefit Claims.

Class 3: Workers Compensation Claims

Class 3 consists of all Workers Compensation Claims

Class 4: Bond/Letter of Credit Backed Claims

Class 4 consists of all Bond/Letter of Credit Backed Claims.

Class 5: Convenience Claims

Class 5 consists of all Convenience Claims.

Class 6: Subsidiary Interests

Class 6 consists of all Subsidiary Interests.

3.3 Impaired/Voting Classes of Claims

The following Classes contain Claims that are Impaired by the Plan and are entitled to vote on the Plan.

Class 7: AmSouth Bank Collateralized Letter of Credit Claim

Class 7 consists of the AmSouth Bank Collateralized Letter of Credit Claim.

Class 8: Thrivent/Lutherans Leasehold Mortgage Claim

Class 8 consists of the Thrivent/Lutherans Leasehold Mortgage Claim.

Class 9: NCR Purchase Money Security Interest Claim

Class 9 consists of the NCR Purchase Money Security Interest Claim.

Class 10: Secured Tax Claims

Class 10 consists of separate sub-Classes for each Secured Tax Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including voting.

Class 11: Other Secured Claims

Class 11 consists of separate sub-Classes for each Other Secured Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including voting.

Class 12: Noteholder Claims

Class 12 consists of all Noteholder Claims.

Class 13: Landlord Claims

Class 13 consists of all Landlord Claims.

Class 14: Vendor/Supplier Claims

Class 14 consists of all Vendor/Supplier Claims.

Class 15: Retirement Plan Claims

Class 15 consists of all Retirement Plan Claims.

Class 16: Other Unsecured Claims

Class 16 consists of all Other Unsecured Claims.

Class 17: Small Claims

Class 17 consists of all Small Claims.

3.4 Impaired/Non-Voting Classes of Claims

The following Classes contain Claims and Interests that are Impaired by the Plan, are not receiving any distribution under the Plan, are deemed to reject the Plan, and are not entitled to vote on the Plan.

Class 18: Intercompany Claims

Class 18 consists of all Intercompany Claims.

Class 19: Subordinated Claims

Class 19 consists of all Subordinated Claims.

Class 20: Non-Compensatory Damages Claims

Class 20 consists of all Non-Compensatory Damages Claims.

Class 21: Winn-Dixie Interests

Class 21 consists of all Winn-Dixie Interests.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

4.1 Unclassified Claims

(a) Administrative Claims

With respect to each Allowed Administrative Claim, except as otherwise provided for herein, and subject to the requirements of Sections 12.1 through 12.5 of the Plan, on the applicable Distribution Date or the date on which such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder shall have agreed in writing; provided, however, that Allowed Administrative Claims with respect to fixed and undisputed obligations incurred by a Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto; provided further, however, that in no event shall a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; provided further, however, that reclamation Claims subject to the reclamation/trade lien program shall be paid in accordance with the terms of the Stipulation Between Debtors and Certain Trade Vendors Regarding Reconciliation and Treatment of Trade Vendors’ Reclamation Claims and Establishing Post-Petition Trade Lien Program.

The DIP Facility Claim shall be deemed Allowed in its entirety for all purposes of the Plan and the Chapter 11 Case. The holders of the Allowed DIP Facility Claim shall receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such DIP Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim, (i) Cash equal to the full amount of such Allowed DIP Facility Claim, or (ii) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the Debtors and such holders shall have agreed upon in writing (which different treatment may include, if Wachovia is the administrative agent and a lender under the Exit Facility, the amendment and restatement of the credit agreement and related loan documents governing the DIP Facility to reflect the terms and conditions of the Exit Facility); provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility, unless Wachovia or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors shall be required to either, with the consent of Wachovia or an applicable affiliate: (A) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked “cancelled,” or (C) provide a “back-to-back” letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to the then undrawn amount of such letters of credit.

(b) Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtors in their sole discretion, either (i) on the applicable Distribution Date, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as to which the applicable Debtor and such holder shall have agreed in writing, or (iii) deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

4.2 Unimpaired Classes of Claims and Interests

(a) Class 1: Other Priority Claims

On the applicable Distribution Date or such other date on which an Allowed Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (ii) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder shall have agreed in writing.

(b) Class 2: MSP Death Benefit Claims

The beneficiary of a holder of an Allowed MSP Death Benefit Claim shall receive the amount of such Allowed Claim in one lump sum when the participant dies, as soon as practicable after such beneficiary provides satisfactory proof of death to the Reorganized Debtors. Any beneficiary designated as such under the terms of the MSP shall continue to be the beneficiary of the holder of the Allowed Claim unless a written change of beneficiary is submitted by such holder to the Reorganized Debtors. On or as soon as practicable after the Effective Date, the Reorganized Debtors shall provide each holder of an Allowed MSP Death Benefit Claim with written instructions governing the change of beneficiaries, the submission of satisfactory proof of death, and other matters relating to the payment of the Allowed Death Benefit Claim.

(c) Class 3: Workers Compensation Claims

The Reorganized Debtors shall pay all Workers Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors, in accordance with the terms and conditions of such state law and such programs. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or the Reorganized Debtors from any current or future liability with respect to any valid Workers Compensation Claim, regardless of when the underlying injuries occurred. All payments of Workers Compensation Claims made by the Debtors during the pendency of the Chapter 11 Case are hereby ratified.

(d) Class 4: Bond/Letter of Credit Backed Claims

On, or as soon as reasonably practicable after, the applicable Distribution Date, each holder of an Allowed Bond/Letter of Credit Backed Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either (i) Cash equal to the unpaid portion of such Allowed Bond/Letter of Credit Backed Claim or (ii) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder shall have agreed upon in writing. The bond or letter of credit that backs each Allowed Bond/Letter of Credit Backed Claim shall remain in place in accordance with its terms; provided, however, that such bond or letter of credit shall no longer be a source of payment for the Unsecured Claim of any holder of an Allowed Bond/Letter of Credit Backed Claim.

(e) Class 5: Convenience Claims

Except as provided in Section 8.6 of the Plan, on, or as soon as reasonably practicable after, the applicable Distribution Date, each holder of an Allowed Convenience Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Convenience Claim, Cash in an amount equal to the Allowed amount of such Claim.

(f) Class 6: Subsidiary Interests

For the deemed benefit of the holders of the New Common Stock, Winn-Dixie shall retain its equity interests in the Subsidiary Debtors in which it is the direct owner and any Subsidiary Debtor that is the direct owner of another Subsidiary Debtor shall retain its equity interests in such other Subsidiary Debtor, subject to any applicable restrictions arising under the Exit Facility.

4.3 Impaired/Voting Classes of Claims

(a) Class 7: AmSouth Bank Collateralized Letter of Credit Claim

The legal, equitable, and contractual rights of the holder of the AmSouth Bank Collateralized Letter of Credit Claim shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be enforceable as to any breach that occurred on or prior to the Effective Date or any breach determined by reference back to a date preceding the Effective Date.

(b) Class 8: Thrivent/Lutherans Leasehold Mortgage Claim

The legal, equitable, and contractual rights of the holder of the Thrivent/Lutherans Leasehold Mortgage Claim shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be enforceable as to any breach that occurred on or prior to the Effective Date or any breach determined by reference back to a date preceding the Effective Date.

(c) Class 9: NCR Purchase Money Security Interest Claim

The holder of the Allowed NCR Purchase Money Security Interest Claim shall receive the amount of such Allowed Claim over a period of three (3) years from the Effective Date, with interest at the rate of 4.25% per annum, in equal quarterly Cash payments beginning on the last day of the first calendar quarter that follows the Effective Date and continuing on the last day of each calendar quarter thereafter; provided, however, that if the holder of the Allowed NCR Purchase Money Security Interest Claim so elects in writing prior to the last day of the first calendar quarter that follows the Effective Date, such holder shall receive in the alternative, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, a lump sum Cash payment equal to 80% of the Allowed amount of such Claim.

(d) Class 10: Secured Tax Claims

Each holder of an Allowed Secured Tax Claim shall receive the amount of such Allowed Claim over a period of six (6) years from the Effective Date, with interest at the rate of 6% per annum, in equal quarterly payments beginning on the last day of the first calendar quarter that follows the Effective Date and continuing on the last day of each calendar quarter thereafter; provided, however, that if the holder of an Allowed Secured Claim makes a written offer to discount the amount of the Allowed Claim, which offer is accepted in writing by the Reorganized Debtors, the Reorganized Debtors shall make a lump sum payment equal to the discounted amount no later than fifteen (15) days after the date of acceptance, which lump sum payment shall be in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim. The failure to object to any Secured Tax Claim in the Chapter 11 Case shall be without prejudice to the Debtors’ or the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Secured Tax Claim.

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to a Secured Tax Claim shall survive the Effective Date and continue in accordance with the statutory provisions governing such Claim until such Allowed Claim is paid in full, at which time such Liens shall be released, shall be deemed null and void, and shall be unenforceable for all purposes; provided, however, that the Reorganized Debtors may condition delivery of any final payment upon receipt of an executed release of the Liens. Nothing in this Section 4.3(d) or elsewhere in the Plan shall preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

(e) Class 11: Other Secured Claims

On the Effective Date, as shall have been determined by the Debtors in their sole discretion, either (i) the legal, equitable, and contractual rights of each holder of an Allowed Other Secured Claim shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be enforceable as to any breach that occurred on or prior to the Effective Date or any breach determined by reference back to a date preceding the Effective Date; (ii) each holder of an Allowed Other Secured Claim shall (A) retain the Liens securing such Allowed Other Secured Claim and (B) receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estate’s interest in such property; (iii) the collateral securing such Allowed Other Secured Claim shall be surrendered to the holder of such Allowed Other Secured Claim; or (iv) each holder of an Allowed Other Secured Claim shall be paid in full on the Effective Date. The failure to object to any Other Secured Claim in the Chapter 11 Case shall be without prejudice to the Debtors’ or the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Other Secured Claim.

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to an Other Secured Claim shall survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Claim until such Allowed Claim is paid in full, at which time such Liens shall be released, shall be deemed null and void, and shall be unenforceable for all purposes; provided, however, that the Reorganized Debtors may condition delivery of any final payment upon receipt of an executed release of the Liens. Nothing in this Section 4.3(e) or elsewhere in the Plan shall preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

(f) Class 12: Noteholder Claims

All Noteholder Claims shall be deemed Allowed in the aggregate amount of $310,540,582.19 for all purposes of the Plan and the Chapter 11 Case.

In compromise and settlement of the substantive consolidation issue, and in recognition of the obligor and multiple guarantor liabilities of the Debtors with respect to the Noteholder Claims, each holder of an Allowed Noteholder Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim: (i) on the initial Distribution Date, 62.69 shares of New Common Stock for each $1,000 of Allowed Claim; and (ii) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received shall be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

Notwithstanding the foregoing, all distributions to holders of Allowed Noteholder Claims shall be subject to, and the allocations made herein shall be reduced on a Pro Rata basis by, the Indenture Trustee Charging Lien to the extent of any unpaid Indenture Trustee Expenses that are not paid pursuant to Section 12.4 of the Plan.

(g) Class 13: Landlord Claims

In compromise and settlement of the substantive consolidation issue, and in recognition of the lessee and guarantor obligations of the Debtors with respect to the majority of Landlord Claims and certain intercreditor accommodations reached among the holders of Landlord Claims, each holder of an Allowed Landlord Claim shall receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either:

(i) On (x) the initial Distribution Date, 46.26 shares of New Common Stock for each $1,000 of Allowed Claim; and (y) any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of

Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received shall be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii) In the alternative, if the holder of an Allowed Landlord Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim shall be treated under subsection (i) above.

(h) Class 14: Vendor/Supplier Claims

In compromise and settlement of the substantive consolidation issue, and in recognition of the confusion among the holders of Vendor/Supplier Claims as to the identity of the Debtor obligated on their Claims and the benefits conferred upon all Debtors by the transactions underlying the Vendor/Supplier Claims, each holder of an Allowed Vendor/Supplier Claim shall receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either:

(i) On (x) the initial Distribution Date, 46.26 shares of New Common Stock for each $1,000 of Allowed Claim; and (y) any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received shall be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii) In the alternative, if the holder of an Allowed Vendor/Supplier Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim shall be treated under subsection (i) above.

(i) Class 15: Retirement Plan Claims

In compromise and settlement of the substantive consolidation issue and other matters in dispute among the Debtors and the holders of Retirement Plan Claims, each holder of an Allowed Retirement Plan Claim shall receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim and for any other Claims against the Debtors arising from the MSP or the SRP, either:

(i) On (x) the initial Distribution Date, 38.75 shares of New Common Stock for each $1,000 of Allowed Claim; and (y) any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received shall be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii) In the alternative, if the holder of an Allowed Retirement Plan Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim shall be treated under subsection (i) above.

In addition, as further consideration with respect to the matters in dispute among the Debtors and the holders of Retirement Plan Claims, and whether or not the individual holder is treated pursuant to alternative (i) or (ii) above, each individual holder of Allowed Retirement Plan Claims (aggregating for this purpose separate Claims based upon the MSP and the SRP) shall receive on the Distribution Date a Winn-Dixie discount card entitling such holder to a 10% discount on all personal household purchases from the Reorganized Debtors’ stores for a period of two (2) years after the Distribution Date.

(j) Class 16: Other Unsecured Claims

In compromise and settlement of the substantive consolidation issue, each holder of an Allowed Other Unsecured Claim shall receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either:

(i) On (x) the initial Distribution Date, 34.89 shares of New Common Stock for each $1,000 of Allowed Claim; and (y) any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received shall be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii) In the alternative, if the holder of an Allowed Other Unsecured Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim shall be treated under subsection (i) above.

(k) Class 17: Small Claims

Each holder of an Allowed Small Claim shall receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim.

4.4 Impaired/Non-Voting Classes of Claims and Interests

(a) Class 18: Intercompany Claims

No holder of an Intercompany Claim shall receive or retain any property under the Plan on account of such Claim; provided, however, that if necessary for tax planning purposes, the Debtors or the Reorganized Debtors may adjust, continue, or capitalize any Intercompany Claim, either directly or indirectly or in whole or part, and no such disposition shall require stockholder consent. Any adjustments to Intercompany Claims may be made as of a date on or between the Petition Date and the Effective Date. Any Intercompany Claim, or portion thereof, that is not adjusted, continued, or capitalized shall be deemed discharged as of the Effective Date.

(b) Class 19: Subordinated Claims

The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims. All Subordinated Claims shall be discharged as of the Effective Date.

(c) Class 20: Non-Compensatory Damages Claims

The holders of Non-Compensatory Damages Claims shall not receive or retain any property under the Plan on account of such Claims. All Non-Compensatory Damages Claims shall be discharged as of the Effective Date.

(d) Class 21: Winn-Dixie Interests

All Winn-Dixie Interests of any kind, including, without limitation, the Old Winn-Dixie Common Stock Interests and the Old Winn-Dixie Stock Rights, shall be cancelled as of the Effective Date and the holders thereof shall not receive or retain any property under the Plan on account of such Interests.

4.5 Special Provisions Regarding Insured Claims

(a) Distributions under the Plan to each holder of an Insured Claim shall be in accordance with the treatment provided under the Plan for Other Unsecured Claims; provided, however, that the maximum amount of any distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; provided further, however, that, to the extent a holder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such holder shall have an Allowed Other Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ insurance policies. Nothing in this section shall constitute a waiver of any Litigation Rights the Debtors may hold against any Person, including the Debtors’ insurance carriers; and nothing in this section is intended to, shall, or shall be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to any distribution such holder may receive under the Plan; provided, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.

(b) The Plan shall not expand the scope of, or alter in any other way, the obligations of the Debtors’ insurers under their policies, and Debtors’ insurers shall retain any and all defenses to coverage that such insurers may have. The Plan shall not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any Proof of Claim or the Debtors’ rights and defenses to such Proofs of Claim.

4.6 Maximum Distributions for Unsecured Claims

Notwithstanding the provisions of Section 4.3(f), 4.3(g), 4.3(h), 4.3(i), or 4.3(j) of the Plan, no holder of an Unsecured Claim shall receive a recovery that is valued as of the Confirmation Date to exceed 100% of such holder’s Allowed Claim amount based upon any change in the reorganization value of the Debtors as estimated in the Disclosure Statement resulting solely from a decrease in the amount of Administrative Claims, Priority Claims, Priority Tax Claims, and Secured Claims as determined on the Confirmation Date and/or an increase in the amount of cash available to the Debtors to satisfy such Claims as determined on the Confirmation Date. In the event that the recovery for any holder of an Unsecured Claim is valued as of the Confirmation Date to exceed 100% of such holder’s Allowed Claim amount, the number of shares of New Common Stock attributable to such excess recovery shall be withheld from such holder and shall be distributed pro rata based on share ownership among all other holders of Allowed Unsecured Claims.

4.7 Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN

5.1 Impaired Classes of Claims Entitled to Vote

Holders of Claims and Interests in each Impaired Class of Claims or Interests are entitled to vote as a Class to accept or reject the Plan, other than Classes that are deemed to reject the Plan as provided in Section 5.4 of the Plan. Accordingly, the votes of holders of Claims in Class 7, Class 8, Class 9, Class 10, Class 11, Class 12, Class 13, Class 14, Class 15, Class 16, and Class 17 shall be solicited with respect to the Plan.

5.2 Acceptance by an Impaired Class

In accordance with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half ( 1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

5.3 Presumed Acceptances by Unimpaired Classes

Class 1, Class 2, Class 3, Class 4, Class 5, and Class 6 are Unimpaired under the Plan. Under Section 1126(f) of the Bankruptcy Code, holders of such Unimpaired Claims and Interests are conclusively presumed to have accepted the Plan, and the votes of such Unimpaired Claim and Interest holders shall not be solicited.

5.4 Impaired Claims Classes Deemed to Reject Plan

Holders of Claims and Interests in Class 18, Class 19, Class 20, and Class 21 are not entitled to receive or retain any property under the Plan. Under Section 1126(g) of the Bankruptcy Code, such holders are deemed to have rejected the Plan, and the votes of such holders shall not be solicited.

5.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors shall request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, the Plan Supplement, or any exhibit, including to amend or modify it to satisfy the requirements of Section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1 Continued Corporate Existence

The Reorganized Debtors shall continue to exist after the Effective Date as separate legal entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to the New Winn-Dixie Charter and New Winn-Dixie By-laws in the case of Reorganized Winn-Dixie, and pursuant to the respective certificates or articles of incorporation, memorandum of association, articles of association, and by-laws, as applicable, of the Subsidiary Debtors in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation, memorandum of association, articles of association, and by-laws, as applicable, are amended pursuant to the Plan.

6.2 Charters and By-laws

The New Winn-Dixie Charter and the New Winn-Dixie By-laws shall be substantially in the forms of such documents included in the Plan Supplement. The charter and by-laws of each Reorganized Subsidiary Debtor, shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

6.3 New Financing

On the Effective Date, the Exit Facility, together with new promissory notes and guarantees evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, mortgages, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, shall become effective. The obligations incurred by the Reorganized Debtors pursuant to the Exit Facility and related documents shall be paid as set forth in the Exit Facility and related documents. The Debtors shall file with the Bankruptcy Court a commitment letter with respect to the Exit Facility as soon as obtained, but not later than ten (10) days prior to the Confirmation Hearing.

6.4 Cancellation of Old Securities; Release of Indenture Trustee

(a) On the Effective Date, except as otherwise provided for herein, (a) the Old Securities, including, without limitation, the Winn-Dixie Notes, the Winn-Dixie Interests, and any other note, bond, or indenture evidencing or creating any public indebtedness or obligation of any Debtor shall be deemed extinguished, cancelled and of no further force or effect, and (b) the obligations of the Debtors (and Reorganized Debtors) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation of any Debtor with respect to the Old Securities shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Winn-Dixie Notes and the Indenture shall continue in effect solely for the purposes of (i) allowing the holders of the Winn-Dixie Notes to receive the distributions provided for Noteholder Claims hereunder, (ii) allowing the Disbursing Agent or the Indenture Trustee, as the case may be, to make distributions on account of the Noteholder Claims, and (iii) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses to the extent not paid pursuant to Section 12.4 of the Plan, including, without limitation, the Indenture Trustee Charging Lien and any indemnification rights provided by the Indenture.

(b) Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order and/or under the terms of the Indenture, the Indenture Trustee and its agents shall be relieved of, and released from, all obligations associated with the Winn-Dixie Notes arising under the Indenture or under other applicable agreements or law and the Indenture shall be deemed to be discharged.

6.5 Authorization and Issuance of New Common Stock

(a) Reorganized Winn-Dixie shall (i) authorize on the Effective Date 150,000,000 shares of New Common Stock; (ii) issue on the initial Distribution Date (x) up to an aggregate of 50,000,000 shares of New Common Stock for distribution to holders of Allowed Unsecured Claims and (y) such additional number of shares of New Common Stock as is necessary to establish the Common Stock Reserve for Disputed Unsecured Claims, and (ii) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of shares and options to be granted under the New Equity Incentive Plan.

(b) The New Common Stock issued under the Plan shall be subject to dilution based upon (i) the issuance of New Common Stock pursuant to the New Equity Incentive Plan as set forth in Section 6.6 of the Plan and (ii) any other shares of New Common Stock issued post-emergence.

(c) The issuance of the New Common Stock pursuant to distributions under the Plan shall be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the New Winn-Dixie Charter, the New Winn-Dixie By-laws, or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

(d) On or as soon as practicable after the Effective Date, Reorganized Winn-Dixie shall enter into a Registration Rights Agreement with any eligible holder of New Common Stock.

6.6 New Equity Incentive Plan; Further Participation in Incentive Plans

(a) On or as soon as reasonably practicable after Effective Date, but in no event later than three (3) months after the Effective Date, the New Board shall establish and implement the New Equity Incentive Plan, providing for grants to participating members of management and employees of primary shares of New Common Stock and/or options for additional shares of New Common Stock at an exercise price set at the stock price as of the date of the grant. The members of management and the employees entitled to participate in the New Equity Incentive Plan, and the awards for each, shall be determined by the New Board.

(b) Except as provided in Section 7.8(b) of the Plan, any pre-existing understandings, either oral or written, between the Debtors and any director, officer, or employee as to entitlement to participate in any pre-existing equity or other incentive plan of any kind shall be null On or as soon as reasonably practicable after Effective Date, but in no event later than three (3) months after the Effective Date, the New Board shall establish and implement the New Equity Incentive Plan, providing for grants to participating members of management and employees of primary shares of New Common Stock and/or options for additional shares of New Common Stock at an exercise price set at the stock price as of the date of the grant. The members of management and the employees entitled to participate in the New Equity Incentive Plan, and the awards for each, shall be determined by the New Board. and void as of the Effective Date and shall not be binding on Reorganized Winn-Dixie with respect to the New Equity Incentive Plan or any other incentive plan implemented after the Effective Date. All decisions as to entitlement to participate after the Effective Date in any new incentive plan shall be within the sole and absolute discretion of the New Board.

6.7 Directors of Reorganized Debtors

(a) On the Effective Date, each member of the existing board of directors of Winn-Dixie other than the Debtors’ Chief Executive Officer shall be deemed to have resigned. The initial New Board shall be comprised of nine (9) directors, which shall include the Debtors’ Chief Executive Officer, one (1) individual who shall be reasonably acceptable to the Creditors Committee, and seven (7) individuals selected by the Creditors Committee (or if the Creditors Committee fails to timely select, by the Debtors) from the slate of qualified candidates identified by a national search firm. The initial directors shall serve from the Effective Date until their successors are duly elected or qualified or until earlier removed or replaced in accordance with the New Winn-Dixie Charter or the New Winn-Dixie By-laws. The designation of the nine (9) directors shall be disclosed in a filing made with the Bankruptcy Court no later than ten (10) days prior to the Confirmation Hearing.

(b) The existing directors of the Subsidiary Debtors shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, unless and until replaced or removed in accordance with the charters and by-laws of such entities.

6.8 Officers of Reorganized Debtors

(a) The existing senior officers of Winn-Dixie shall serve initially in the same capacities after the Effective Date for Reorganized Winn-Dixie unless and until replaced or removed in accordance with the New Winn-Dixie Charter and New Winn-Dixie By-laws.

(b) The existing senior officers of the Subsidiary Debtors shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, unless and until replaced or removed in accordance with the charters and by-laws of such entities.

6.9 Winn-Dixie Annual Meeting of Stockholders

Reorganized Winn-Dixie shall hold its first annual meeting of stockholders following the conclusion of the 2007 fiscal year, and no annual meeting shall be held prior thereto.

6.10 Indemnification of Debtors’ Directors, Officers, and Employees

(a) Upon the Effective Date, the charters and by-laws of Reorganized Winn-Dixie and each Reorganized Subsidiary Debtor shall contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Debtors’ then present and future directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors’ and the Reorganized Debtors’ directors, officers, and other key employees (as such key employees are identified by the Chief Executive Officer of the Reorganized Debtors and the New Board) serving on or after the Effective Date for all claims and actions to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

(b) The Debtors (in consultation with the Creditors Committee) or the Reorganized Debtors, as the case may be, may purchase and maintain director and officer insurance coverage, in a coverage amount not to exceed the coverage amount in effect as of the Petition Date, for those Persons covered by any such policies in effect during the pendency of the Chapter 11 Case, continuing after the Effective Date, insuring such Persons in respect of any claims, demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors, the scope and amounts of which policies shall be disclosed in the Plan Supplement.

(c) On or as of the Effective Date, each Reorganized Debtor shall enter into separate written agreements providing for the indemnification of each Person who is a director, officer, or key employee (as such key employees are identified by the Chief Executive Officer and the New Board) of such Reorganized Debtor as of the Effective Date to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

6.11 Revesting of Assets; Release of Liens

Except as otherwise provided herein, the property of each Debtor’s Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Liens, Claims, and Interests, except as specifically provided in the Plan or the Confirmation Order.

6.12 Restructuring Transactions

(a) The Debtors are authorized, on or after the Effective Date, to terminate the existence of the following corporate entities by dissolution, merger into an affiliated company, or other mechanism permitted by applicable law: Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Stores, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., and Winn-Dixie Handyman, Inc. Each of the above-listed corporate entities shall be free from any and all liabilities as of the Effective Date and shall not be subject to any obligations imposed upon the Reorganized Debtors by the Plan or otherwise.

(b) On, as of, or after the Effective Date, with the consent of the New Board or the board of directors of the Subsidiary Debtors, as applicable, each of the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable state law, to effect a corporate or operational restructuring of their respective businesses, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided, however, that such transactions or actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the New Winn-Dixie Charter, the New Winn-Dixie By-laws, or the Exit Facility. Such transactions or actions may include such mergers, consolidations, restructurings, dispositions, liquidations, closures, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate.

(c) As necessary or appropriate to facilitate the collateralization requirements under the Exit Facility, the Debtors or the Reorganized Debtors are authorized to take all actions necessary to create Winn-Dixie Real Estate, either by changing the name of an existing entity or by forming a new entity, and to transfer into such entity all real property interests owned or leased by the Debtors. In furtherance of and without limiting the foregoing, the Debtors or the Reorganized Debtors are authorized, without limitation, to (i) terminate The Dixon Realty Trust 1999-1, a Utah trust, and contemporaneously therewith, to cause the conveyance of all real property interests in fee simple held in the name of Winn-Dixie Stores, Inc., as owner-trustee of The Dixon Realty Trust 1999-1, a Utah Trust, to Winn-Dixie Real Estate, and (ii) assign their assumed real property leases to Winn-Dixie Real Estate as provided for in Section 7.5 of the Plan. The Confirmation Order shall approve the transfers provided for herein.

6.13 Preservation of Litigation Rights; Resulting Claim Treatment

(a) Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor shall retain all of their respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person. Each Debtor or Reorganized Debtor shall retain and may enforce, sue on, settle, or compromise all such Litigation Rights, or may decline to do any of the foregoing with respect to any such Litigation Rights. Each Debtor or Reorganized Debtor or their respective successor(s) may pursue such retained Litigation Rights as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights in accordance with applicable law and consistent with the terms of the Plan.

(b) If, as a result of the pursuit of any Litigation Rights, a Claim would arise from a recovery pursuant to Section 550 of the Bankruptcy Code after distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article IV of the Plan, the Reorganized Debtors shall be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim under the Plan, thereby effectively treating the Claim through the reduction.

6.14 Effectuating Documents; Further Transactions

The Chief Executive Officer, the Chief Financial Officer, the General Counsel or any other appropriate officer of Reorganized Winn-Dixie, or any applicable Reorganized Subsidiary Debtor, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of Reorganized Winn-Dixie, or any applicable Reorganized Subsidiary Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

6.15 Exemption From Certain Transfer Taxes

Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments, or documents; (b) the creation of any other lien, mortgage, deed of trust, or other security interest; or (c) the making or assignment of any lease or sublease, or the making, delivery, filing, or recording of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with the Plan, shall not be taxed under any law imposing a stamp tax, documentary tax, real estate transfer tax, sales or use tax, intangible tax, recording or filing fee, privilege tax, or other similar tax or fee. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the New Winn-Dixie Charter, the New Winn-Dixie By-laws, the Exit Facility (and the providing of security therefor), the transfer of owned and leased real property interests to Winn-Dixie Real Estate as provided for in Section 6.12(c) of the Plan (including, without limitation, the conveyance of real property from The Dixon Realty Trust 1999-1 to Winn-Dixie Real Estate, the assignment to and pledge of real property leases by Winn-Dixie Real Estate), and the maintenance or creation of security therein as contemplated by the Exit Facility.

6.16 Corporate Action

On the Effective Date, the adoption and filing of the New Winn-Dixie Charter and the New Winn-Dixie By-laws, the appointment of directors and officers of Reorganized Winn-Dixie, and all actions contemplated hereby shall be authorized and approved in all respects pursuant to the Plan. All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers or directors of the Reorganized Debtors are authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations, or consents, except for any express consents required under the Plan.

6.17 Reorganized Debtors’ Obligations Under Plan

From and after the Effective Date, the Reorganized Debtors shall perform the corresponding obligations under the Plan of its predecessor or predecessor-in-interest. The Plan will be administered and actions will be taken in the name of the Debtors and the Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors shall conduct, among other things, the following tasks:

(a) administer the Plan and take all steps and execute all instruments and documents necessary to effectuate the Plan;

(b) pursue (including, as it determines through the exercise of its business judgment, prosecuting, enforcing, objecting to, litigating, reconciling, settling, abandoning, and resolving) all of the rights, claims, causes of action, defenses, and counterclaims retained by the Debtors or the Reorganized Debtors;

(c) reconcile Claims and resolve Disputed Claims, and administer the Claims allowance and disallowance processes as set forth in the Plan, including objecting to, prosecuting, litigating, reconciling, settling, and resolving Claims and Disputed Claims in accordance with the Plan;

(d) make decisions regarding the retention, engagement, payment, and replacement of professionals, employees and consultants;

(e) administer the distributions under the Plan, including (i) making distributions in accordance with the terms of the Plan, (ii) establishing and maintaining the Common Stock Reserve, and (iii) filing with the Bankruptcy Court on each six (6)-month anniversary of the Effective Date reports regarding the distributions made and to be made to the holders of Allowed Claims;

(f) exercise such other powers as necessary or prudent to carry out the provisions of the Plan;

(g) file appropriate tax returns; and

(h) take such other action as may be necessary or appropriate to effectuate the Plan.

6.18 Operations Between Confirmation Date and Effective Date

The Debtors shall continue to operate as debtors-in-possession during the period from the Confirmation Date through and until the Effective Date.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

7.1 Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have rejected each pre-petition executory contract and unexpired lease to which it is a party unless such executory contract or unexpired lease (a) was previously assumed or rejected upon motion by a Final Order, (b) previously expired or terminated pursuant to its own terms, or (c) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the rejections of pre-petition executory contract and unexpired leases described above, as of the Effective Date.

7.2 Rejection Damages Bar Date for Rejections Pursuant to Plan

If the rejection of an executory contract or unexpired lease pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the claims agent and served upon counsel to the Reorganized Debtors within thirty (30) days after entry of the Confirmation Order. The foregoing applies only to Claims arising from the rejection of an executory contract or unexpired lease; any other Claims held by a party to a rejected contract or lease shall have been evidenced by a Proof of Claim filed by earlier applicable bar dates or shall be barred and unenforceable.

7.3 Assumption of Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided in the Plan, to seek to assume any executory contract or unexpired lease to which any Debtor is a party and to file a motion requesting authorization for the assumption of any such executory contract or unexpired lease.

7.4 Cure Rights for Executory Contracts and Unexpired Leases Assumed Under Plan

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Reorganized Debtors shall be authorized to reject any executory contract or unexpired lease to the extent the Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such executory contract or unexpired lease unfavorable to the Reorganized Debtors.

7.5 Assignment of Assumed Real Property Leases

As of the Effective Date, except to the extent otherwise determined by the Debtors, all real property leases as to which the assumption by the Debtors under Section 365(a) of the Bankruptcy Code has been approved by order of the Bankruptcy Court shall be assigned to Winn-Dixie Real Estate under Section 365(f) of the Bankruptcy Code, and the Confirmation Order shall specifically provide for the approval of such assignments. On or as soon as reasonably practicable after the Effective Date, the Debtors shall provide documentary evidence of each such assignment to the applicable lessor and, if necessary, shall record such document in the real property records of the applicable jurisdiction. Notwithstanding such assignments, the original Debtor lessee under any such real property lease, and any Debtor guarantor thereof, shall continue to be obligated on the lease to the full extent of their respective obligations as such obligations existed prior to the assignment to Winn-Dixie Real Estate.

7.6 Assumption of Vendor Agreements

In the event that there is in effect between the Debtors and any vendor immediately prior to the Effective Date any electronic interchange trading partner agreement, open credit terms agreement, corporate reclamation agreement, reclamation disposition agreement, hold harmless agreement, less-than-truckhold program agreement, or similar agreement, and any such agreement is considered to be an executory contract and is not otherwise terminated or rejected by the Debtors, such agreement shall be deemed to be assumed pursuant to Section 365 of the Bankruptcy Code under the Plan; provided, however, that no Cure shall be owed with respect to any such agreement, and in the event that a vendor asserts any Cure, at the election of the Debtors such vendor’s agreement shall not be deemed assumed and shall instead be deemed rejected pursuant to Section 7.1 of the Plan.

7.7 Assumption of Governmental Licenses

In the event that any license granted to the Debtors by a governmental unit, and in effect immediately prior to the Effective Date, is considered to be an executory contract and is not otherwise terminated or rejected by the Debtors, such license shall be deemed to be assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

7.8 Treatment of Compensation and Benefit Programs

(a) Except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iv) previously terminated, all employee compensation and benefit programs of the Debtors in effect during the pendency of the Chapter 11 Case, including all health and welfare plans, 401(k) plans, pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, and all benefits subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and in effect during the pendency of the Chapter 11 Case, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan. Nothing contained herein shall be deemed to modify the existing terms of such employee compensation and benefit programs, including, without limitation, the Debtors’ and the Reorganized Debtors’ rights of termination and amendment thereunder.

(b) The Employee Retention and Severance Order is incorporated herein by reference. All rights, claims, interests, entitlements, and obligations of the Debtors under the retention and severance plans or agreements authorized by the Employee Retention and Severance Order shall continue in full force and effect after the Effective Date as rights, claims, interests, entitlements, and obligations of the Reorganized Debtors.

(c) Benefit accruals under the MSP and SRP, and related trust and individual agreements, ceased as of the Petition Date; and no further benefits shall be payable under such plans, or related trust or individual agreements, as of October 31, 2006. To the extent any additional rights, obligations, or Claims exist under the MSP and SRP, or related trust or individual agreements, such rights, obligations, or Claims shall be extinguished and terminated in full as of the Effective Date. To the extent such plans, or related trust or individual agreements (and any separate agreements that may incorporate such plans and agreements) are considered to be executory contracts, such plans, and related trust and individual agreements (and any separate agreements that may incorporate such plans and agreements) shall be deemed to be rejected pursuant to Section 365 of the Bankruptcy Code under the Plan. The Claims of all vested participants in the MSP or SRP plans shall be calculated as of the Petition Date without post-petition interest or other accruals, and without regard to service completed after the Petition Date, and shall be treated under the Plan as Retirement Plan Claims or, to the extent applicable, MSP Death Benefit Claims.

(d) As of the Effective Date, any and all stock based incentive plans or stock ownership plans of the Debtors entered into before the Effective Date, or other agreements or documents giving rise to Winn-Dixie Interests, including the contingent cash components of any such plans, agreements, or documents, shall be terminated. To the extent such plans, agreements, or documents are considered to be executory contracts, such plans, agreements, or documents shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan. Any Claims resulting from such rejection shall constitute Subordinated Claims, except that Claims for contingent cash shall constitute Other Unsecured Claims.

7.9 Certain Indemnification Obligations Owed by Debtors

(a) Indemnification Obligations owed to directors, officers, and employees of the Debtors (or the estates of any of the foregoing) who served or were employed by the Debtors as of or after the Petition Date for claims arising after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Sections 365 of the Bankruptcy Code under the Plan. Indemnification Obligations owed to any such directors, officers, and employees of the Debtors (or the estates of any of the foregoing) for claims arising before the Petition Date or for claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan.

(b) All Indemnification Obligations owed to directors, officers, and employees of the Debtors who served or were employed by the Debtors prior to, but not after, the Petition Date shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan.

(c) Notwithstanding the rejection of certain Indemnification Obligations pursuant to subsections (a) and (b) above, the Reorganized Debtors may, subject to the cap to be disclosed in the Plan Supplement, implement a program to pay the defense costs of any director, officer, or employee (or the estate of any of the foregoing) who would have been entitled to payment of defense costs but for such rejection, with preference to directors, officers, and employees who served or were employed by the Debtors as of and after the Petition Date. The Debtors shall include the terms of any such defense cost program, to be prepared in consultation with the Creditors Committee, in the Plan Supplement.

(d) Indemnification Obligations owed to any Professionals retained pursuant to Sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, to the extent that such Indemnification Obligations relate to the period after the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

7.10 Continuing Obligations Owed to Debtors

(a) Any confidentiality agreement entered into between any of the Debtors and any supplier of goods or services requiring the parties to maintain the confidentiality of each other’s proprietary information shall be deemed to be, and shall be treated as though it is, an executory contract that is assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

(b) Any indemnity agreement entered into between any of the Debtors and any supplier of goods or services requiring the supplier to provide insurance in favor of any of the Debtors, to warrant or guarantee such supplier’s goods or services, or to indemnify any of the Debtors for claims arising from the goods or services shall be deemed to be, and shall be treated as though it is, an executory contract that is assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

(c) Continuing obligations of third parties to the Debtors under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay insured claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, shall continue and shall be binding on such third parties notwithstanding any provision to the contrary in the Plan, unless otherwise specifically terminated by the Debtors or by order of Bankruptcy Court. The deemed rejection provided by Section 7.1 of the Plan shall not apply to any such continuing obligations.

(d) To the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtors or a third party on behalf of the Debtors is held to be an executory contract and is not otherwise assumed in accordance with Section 7.3 of the Plan, such insurance policy shall be treated as though it is an executory contract that is assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

7.11 Limited Extension of Time to Assume or Reject

(a) In the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired. The deemed rejection provided for in Section 7.1 of the Plan shall not apply to any such contract or lease.

(b) In the event the Debtors or the Reorganized Debtors become aware after the Confirmation Date of the existence of an executory contract or unexpired lease that was not included in the Schedules, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the date on which the Debtors or the Reorganized Debtors become aware of the existence of such contract or lease. The deemed rejection provided for in Section 7.1 of the Plan shall not apply to any such contract or lease.

7.12 Post-petition Contracts and Leases

The Debtors shall not be required to assume or reject any contract or lease entered into by the Debtors after the Petition Date. Any such contract or lease shall continue in effect in accordance with its terms after the Effective Date, unless the Debtor has obtained a Final Order of the Bankruptcy Court approving rejection of such contract and lease.

7.13 Treatment of Claims Arising From Assumption or Rejection

All Allowed Claims arising from the assumption of any executory contract or unexpired lease shall be treated as Administrative Claims pursuant to Section 4.1(a) of the Plan; all Allowed Claims arising from the rejection of an executory contract or unexpired lease shall be treated, to the extent applicable, as Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, Other Unsecured Claims, or Subordinated Claims, unless otherwise ordered by Final Order of the Bankruptcy Court; and all other Allowed Claims relating to an executory contract or unexpired lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1 Distributions for Allowed Claims

(a) Except as otherwise provided herein or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims of the applicable Distribution Date shall be made on or as soon as practicable after the applicable Distribution Date. Distributions on account of Claims that first become Allowed Claims after the applicable Distribution Date shall be made pursuant to Section 9.2 of the Plan.

(b) The Reorganized Debtors shall have the right, in their discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant.

(c) Distributions made after the Effective Date shall be deemed to have been made on the Effective Date.

8.2 Interest on Claims; Dividends

Unless otherwise specifically provided for in the Plan or the Confirmation Order, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Claim becomes an Allowed Claim.

No holder of a Claim who is entitled to shares of New Common Stock shall be entitled to dividends on such shares unless such holder’s Claim is an Allowed Claim as of the applicable record date for such dividends.

8.3 Designation; Distributions by Disbursing Agent

(a) The Debtors shall, on or before the Effective Date, designate the Person to serve as the Disbursing Agent under the Plan on terms and conditions mutually agreeable between the Debtors (in consultation with the Creditors Committee) and such Person.

(b) The Disbursing Agent shall make all distributions of New Common Stock required to be made to holders of Landord Claims, Vendor/Supplier Claims, Retirement Plan Claims, and Other Unsecured Claims, on the respective Distribution Dates under the Plan and such other distributions to other holders of Claims (other than Noteholder Claims except pursuant to subsection (c) below) as are delegated to the Disbursing Agent by Reorganized Winn-Dixie.

(c) The Indenture Trustee shall make all distributions of New Common Stock required to be made to holders of Noteholder Claims in accordance with the terms of the Indenture, subject to the terms of the Plan, or shall have the right to delegate such distributions to the Disbursing Agent.

(d) Except as provided in subparagraphs (b) and (c), or unless otherwise provided herein, the Reorganized Debtors shall make all distributions required under the Plan unless the Reorganized Debtors, in their sole discretion, delegate the responsibility for any distribution to the Disbursing Agent.

(e) If the Disbursing Agent is an independent third party designated to serve in such capacity, such Disbursing Agent shall receive, without further approval from the Bankruptcy Court, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from Reorganized Winn-Dixie. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

8.4 Means of Cash Payment

(a) Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

(b) For purposes of effectuating distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

8.5 Fractional Distributions

(a) No fractional shares of New Common Stock shall be issued or distributed under the Plan. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of shares of New Common Stock, the actual distribution of shares shall be rounded to the next higher or lower whole number as follows: (a) fractions one-half ( 1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1/2) shall be rounded to the next lower whole number. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. The Disbursing Agent shall have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

(b) Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down.

8.6 De Minimis Distributions

Notwithstanding anything to the contrary contained in the Plan, the Reorganized Debtors shall not be required to distribute, and shall not distribute, Cash or other property to the holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $25 shall have such Claim discharged and shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their respective property. Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtors, free of any restrictions thereon.

8.7 Delivery of Distributions

Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders, (b) at the addresses reflected in the Schedules if no Proof of Claim has been filed, (c) at the addresses set forth in any written notices of address changes delivered to the Debtors, the Reorganized Debtors, or the Disbursing Agent after the date of any related Proof of Claim or after the date of the Schedules if no Proof of Claim was filed, or (d) in the case of the holder of an Allowed Noteholder Claim, distributions shall be sent to the Indenture Trustee or as directed by the Indenture Trustee. If any holder’s distribution is returned as undeliverable, a reasonable effort shall be made to determine the current address of such holder, but no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Unless otherwise agreed between the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable distributions made by the Disbursing Agent shall be returned to the Reorganized Debtors, and held in trust by the Reorganized Debtors, until such distributions are claimed, at which time the applicable amounts shall be returned to the Disbursing Agent for distribution pursuant to the Plan; provided, however, that if any such undeliverable distribution is in the form of New Common Stock, such New Common Stock shall be retained by the Disbursing Agent until claimed or deemed to be unclaimed. All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary; provided, however, that if any such unclaimed property is in the form of New Common Stock, such New Common Stock shall be transferred to the Common Stock Reserve for redistribution among holders of Unsecured Claims in accordance with the terms of the Plan. Nothing contained in the Plan shall require any Debtor, any Reorganized Debtor, any Disbursing Agent, or any Indenture Trustee to attempt to locate any holder of an Allowed Claim.

8.8 Application of Distribution Record Date

At the close of business on the Distribution Record Date, the claims registers for all Claims and the transfer ledgers for the Winn-Dixie Notes shall be closed, and there shall be no further changes in the record holders of such Claims or such Winn-Dixie Notes. Except as provided herein, the Reorganized Debtors, the Disbursing Agent, the Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims or any transfer of Winn-Dixie Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the claims registers or transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

8.9 Withholding and Reporting Requirements

In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such withholding tax obligations. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 8.7 of the Plan.

8.10 Setoffs

The Reorganized Debtors may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

8.11 Prepayment

Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim entitled to payment in Cash at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

8.12 No Distribution in Excess of Allowed Amounts

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Effective Date pursuant to the Plan, if any).

8.13 Allocation of Distributions

All distributions received under the Plan by holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

ARTICLE IX

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND

DISTRIBUTIONS WITH RESPECT THERETO

9.1 Prosecution of Objections to Claims

(a) Objections to Claims; Estimation Proceedings

All objections to Claims, other than Claims that are deemed to be Disputed Claims under the Plan, must be filed and served on the holders of such Claims by the Claims Objection Deadline. If an objection has not been filed to a Proof of Claim by the Claims Objection Deadline, unless such Proof of Claim asserts a Claim that is deemed to be a Disputed Claim under the Plan, the Claim to which the Proof of Claim or scheduled Claim relates shall be treated as an Allowed Claim if such Claim has not been allowed earlier. The Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

(b) Authority to Prosecute Objections

After the Effective Date, only the Reorganized Debtors shall have the authority to file objections to Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including Claims for reclamation under Section 546(c) of the Bankruptcy Code. The Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

9.2 Treatment of Disputed Claims

(a) No Distributions Pending Allowance

Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Claim becomes an Allowed Claim.

(b) Distributions on Account of Disputed Claims Once They Are Allowed

The Disbursing Agent shall, on the applicable Distribution Dates, make distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions shall be made pursuant to the provisions of the Plan governing the applicable Class. Such distributions shall be based upon the distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

(c) No Reserve Requirement

No reserve shall be required with respect to payments or other distributions to be made under the Plan to any Claim that is not a Noteholder Claim, a Landlord Claim, a Vendor/Supplier Claim, a Retirement Plan Claim, or an Other Unsecured Claim.

9.3 Provisions for Disputed Unsecured Claims

(a) Common Stock Reserve

On the Effective Date, the Debtors shall (i) determine the amount of the New Common Stock reasonably calculated to be sufficient to provide distributions to Disputed Unsecured Claims that are expected to become Allowed Claims and (ii) direct the Disbursing Agent to establish the Common Stock Reserve with the requisite amount of New Common Stock.

(b) Redistribution of Unused Reserved Amounts

With respect to the shares of New Common Stock held in the Common Stock Reserve on account of Disputed Unsecured Claims, not later than thirty (30) days after the end of the first full calendar quarter following the Distribution Date and not less frequently than thirty (30) days after the end of each calendar quarter thereafter, the Disbursing Agent, as directed by the Reorganized Debtors, shall calculate the amount, if any, by which the number of such shares exceeds the number that would be allocable to any of the remaining Disputed Claims that are expected to become Allowed Claims. Except with respect to the final distribution, if following any such calculation the Disbursing Agent determines, as directed by the Reorganized Debtors, that an excess exists that would result in distributions of more than five (5) shares of New Common Stock to any holder, such excess shall be promptly allocated as provided for in Sections 4.3(f), 4.3(g), 4.3(h), 4.3(i), and 4.3(j) among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims, and shall be promptly distributed to all holders of Allowed Unsecured Claims entitled to more than five (5) shares, held for a later distribution for all holders of Allowed Unsecured Claims entitled to five (5) or fewer shares, and reserved for all holders of remaining Disputed Unsecured Claims. With respect to the final distribution, all remaining shares in the Common Stock Reserve shall be promptly distributed in accordance with Sections 4.3(f), 4.3(g), 4.3(h), 4.3(i), and 4.3(j) among all holders of Allowed Unsecured Claims unless the number of shares is de minimis and the cost of the distribution, as determined by the Reorganized Debtors, would exceed the value of the remaining shares.

(c) Organic Change

After the Effective Date, if Reorganized Winn-Dixie consummates an Organic Change, then the successor or acquiring entity shall assume the Reorganized Debtors’ obligations regarding payment of Disputed Unsecured Claims and shall adjust the reserves and payouts for potential payment of Disputed Unsecured Claims such that the reserves and payouts consist of the consideration, if any, that would have been paid with respect to the remaining New Common Stock reserved for Disputed Unsecured Claims had such New Common Stock been outstanding immediately prior to the consummation of the Organic Change.

ARTICLE X

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

10.1 Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date, each of which must be satisfied or waived in accordance with Section 10.3 of the Plan:

(a) an order finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code shall have been entered; and

(b) the proposed Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, Wachovia as the administrative agent under the DIP Facility (but only as to issues affecting the DIP Facility), the lender or the agent for the lenders under the Exit Facility, and the Creditors Committee.

10.2 Conditions to Effective Date

The following conditions precedent must be satisfied or waived on or prior to the Effective Date in accordance with Section 10.3 of the Plan:

(a) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to the Debtors, Wachovia as the administrative agent under the DIP Facility (but only as to issues affecting the DIP Facility), the lender or the agent for the lenders under the Exit Facility, and the Creditors Committee, and shall, among other things:

(i) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii) approve the Exit Facility;

(iii) authorize the issuance of the New Common Stock; and

(iv) provide that notwithstanding Rule 3020(e) of the Bankruptcy Rules, the Confirmation Order shall be immediately effective, subject to the terms and conditions of the Plan;

(b) the Confirmation Order shall not then be stayed, vacated, or reversed;

(c) the documents evidencing the Exit Facility shall be in form and substance reasonably acceptable to the Debtors, the Creditors Committee, and the lender or the agent for the lenders under the Exit Facility; and, to the extent any of such documents contemplates execution by one or more persons, any such document shall have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived;

(d) the New Winn-Dixie Charter and the New Winn-Dixie By-laws, in form and substance reasonably acceptable to the Debtors and the Creditors Committee, shall have been adopted;

(e) all material authorizations, consents, and regulatory approvals required, if any, in connection with consummation of the Plan shall have been obtained; and

(f) all material actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

10.3 Waiver of Conditions

Each of the conditions set forth in Section 10.2, with the express exception of the conditions contained in Section 10.2(a)(i), (a)(ii), (a)(iii), and (b), may be waived in whole or in part by the Debtors without any notice to parties-in-interest or the Bankruptcy Court and without a hearing; provided, however, that such waiver shall not be effective without the consent of Wachovia as the administrative agent under the DIP Facility (but only as to issues affecting the DIP Facility), the lender or the agent for the lenders under the Exit Facility, and the Creditors Committee, as the case may be, which consent shall not be unreasonably withheld.

ARTICLE XI

RETENTION OF JURISDICTION

11.1 Scope of Retention of Jurisdiction

Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured, or unsecured status of any Claim not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims;

(b) hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d) effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;

(e) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case or the Litigation Rights;

(f) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(g) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the Exit Facility shall be dealt with in accordance with the provisions of the governing documents;

(h) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(k) hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

(l) enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case (whether or not the Chapter 11 Case has been closed);

(m) except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

(o) hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(p) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

(q) enter a final decree closing the Chapter 11 Case.

11.2 Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 11.1 of the Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Administrative Claims

All requests for payment of an Administrative Claim (other than as set forth in Section 4.1(a), 12.2, 12.3, 12.4, 12.5, or this Section 12.1 of the Plan) must be made by application filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date. In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no application seeking payment of an Administrative Claim need be filed with respect to an undisputed post-petition obligation which was paid or is payable by a Debtor in the ordinary course of business; provided, however, that in no event shall a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business.

12.2 Professional Fee Claims

(a) All final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel, counsel to the Creditors Committee, the fee examiner, and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. No hearing shall be held on an application for a Professional Fee Claim until the fee examiner has completed and filed a report with respect to the Professional Fee Claim. Objections to such applications must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the later of (i) the date on which the applicable application was served or (ii) the date on which the fee examiner’s report with respect to the applicable Professional Fee Claim was filed.

(b) Each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, retain professionals and pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

12.3 Committee Member Claims

With respect to the fees and expenses of professionals retained by members of the Creditors Committee in connection with the efforts of such members to resolve the substantive consolidation dispute, up to the aggregate amount of $1,410,000, the members of the Creditors Committee shall serve on the Debtors reasonably substantiating documents in support of such fees and expenses. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall pay in Cash the undisputed amount of such fees and expenses without the need for the members to file an application for the allowance thereof with the Bankruptcy Court. If, prior to the Effective Date, the Debtors reasonably object in writing to all or a portion of the fees and expenses, (a) the Reorganized Debtors shall pay the undisputed portion of such fees and expenses as provided above and (b) the affected member may, in its sole discretion, submit the disputed portion of the fees and expenses to the Bankruptcy Court for resolution. The allowance of the disputed portion of the fees and expenses shall be determined under a “reasonableness” standard. In connection with such allowance, the members shall not be required to file fee applications or comply with guidelines and rules applicable to fee applications, and shall not be subject to Sections 330 or 503(b) of the Bankruptcy Code.

12.4 Indenture Trustee Expenses

(a) To the extent the Indenture Trustee Expenses are paid in Cash in full by the Debtors or the Reorganized Debtors, distributions received by holders of Noteholder Claims pursuant to the Plan shall not be reduced on account of the fees and expenses of the Indenture Trustee.

(b) The provisions of Sections 2.3 and 12.3 of the Plan shall apply to any Indenture Trustee Expenses that relate to the issue of substantive consolidation. As to all other Indenture Trustee Expenses, on or before the Confirmation Date, the Indenture Trustee shall serve on the Debtors reasonably substantiating documents in support of the Indenture Trustee Expenses incurred to such date by the Indenture Trustee, whether incurred prior or subsequent to the Petition Date, together with a detailed, reasonable estimate of any fees and expenses to be incurred through the Effective Date. Such estimate may include, without limitation, projected fees and expenses relating to surrender and cancellation of the Winn-Dixie Notes and distribution of the New Common Stock, as well as in respect of any challenge to the claims asserted by the Indenture Trustee, whether based on the Winn-Dixie Notes or the claimed amount of the Indenture Trustee Expenses. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall pay in Cash the undisputed amount of the Indenture Trustee Expenses without the need for the Indenture Trustee to file an application for the allowance thereof with the Bankruptcy Court. If, prior to the Effective Date, the Debtors object in writing to all or a portion of the Indenture Trustee Expenses, (a) the Reorganized Debtors shall pay the undisputed portion of the Indenture Trustee Expenses as provided above and (b) such Indenture Trustee may, in its sole discretion, either (i) submit the disputed portion of the Indenture Trustee Expense to the Bankruptcy Court for resolution or (ii) exercise its rights under the Indenture to ensure full payment of the Indenture Trustee Expenses. The allowance of the disputed portion of the Indenture Trustee Expenses shall be determined under a “reasonableness” standard. In connection with such allowance, the Indenture Trustee shall not be required to file fee applications or comply with guidelines and rules applicable to fee applications, and shall not be subject to Sections 330 or 503(b) of the Bankruptcy Code. To the extent that the Reorganized Debtors fail to pay any portion of the Indenture Trustee Expenses, whether as a result of the Bankruptcy Court’s determination or the Indenture Trustee’s determination not to seek resolution by the Bankruptcy Court, the Indenture Trustee shall have the right to assert the Indenture Trustee Charging Lien for the payment of any such unpaid amount. Nothing in the Plan or the Confirmation Order shall be deemed to impair, waive, or discharge the Indenture Trustee Charging Lien, or any other rights of the Indenture Trustee with respect to the payment of any portion of the Indenture Trustee Expenses not paid by the Reorganized Debtors.

(c) The Reorganized Debtors shall pay in the ordinary course of the Reorganized Debtors’ business the reasonable direct out-of-pocket costs and expenses, including the reasonable attorneys’ fees and expenses, incurred by the Indenture Trustee after the Effective Date in connection with making distributions pursuant to the Plan.

12.5 Payment of Statutory Fees

All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors. The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee pursuant to Section 1930 of Title 28 of the United States Code shall continue until such time as a particular Chapter 11 case is closed, dismissed or converted.

12.6 Modifications and Amendments

(a) The Debtors may alter, amend, or modify the Plan or any exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtors shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim of such holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of any such holder, the Debtors shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim of such holder.

(b) After the Confirmation Date and prior to substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of the Plan, the Debtors or Reorganized Debtors, as the case may be, may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim of such holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of any such holder, the Debtors or Reorganized Debtors, as the case may be, shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim of such holder.

12.7 Continuing Exclusivity Period

Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtors shall, pursuant to Section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof.

12.8 Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (in consultation with the Creditors Committee), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.9 Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such entity, including, but not limited to, the Reorganized Debtors and all other parties-in-interest in the Chapter 11 Case.

12.10 Compromises and Settlements

From and after the Effective Date, the Reorganized Debtors may compromise and settle various Claims against them and/or Litigation Rights and other claims that they may have against other Persons without any further approval by the Bankruptcy Court; provided, however, that to the extent any such Claims or Litigation Rights are pending before the Bankruptcy Court pursuant to filings made during the pendency of the Chapter 11 Case, the Debtors shall be required to obtain an appropriate order of the Bankruptcy Court concluding any such filings. Until the Effective Date, the Debtors expressly reserve the right to compromise and settle (subject to the approval of the Bankruptcy Court) Claims against them and Litigation Rights or other claims that they may have against other Persons.

12.11 Releases and Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among the holders of Claims relating in any manner whatsoever to any claimed subordination rights shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented in Sections 4.1, 4.2, 4.3, 4.4, and 4.5 of the Plan. Distributions under, described in, contemplated by, and/or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

12.12 Releases and Related Matters

(a) Releases by Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Debtors’ estate, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to Section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever in connection with or related to the Debtors, the conduct of the Debtors’ business, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the conduct of the Debtors’ business, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or the Reorganized Debtors against (i) any of the other Debtors and any of the Debtors’ non-Debtor subsidiaries, (ii) any of the present or former directors, officers, or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries, (iii) any Professionals of the Debtors, (iv) Wachovia and its advisors, and (v) the Creditors Committee, its members, and its and their advisors, respectively (but not its members in their individual capacities); provided, however, that nothing in this Section 12.12(a) shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete, or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors.

(b) Releases by Holders of Claims

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim that affirmatively votes in favor of the Plan shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against the present or former directors, officers, or employees of any of the Debtors (collectively, the “Releasees”), in connection with or related to the Debtors, the conduct of the Debtors’ business, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the conduct of the Debtors’ business, the Reorganized Debtors, the Chapter 11 Case, or the Plan.

Each of the Releasees shall be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever arising on or prior to the Effective Date in any way relating to the Debtors, the conduct of the Debtors’ business, the Reorganized Debtors, the Chapter 11 Case, or the Plan, that such Releasees may hold in their individual capacities against each holder of a Claim that affirmatively votes in favor of the Plan.

12.13 Discharge of the Debtors

(a) Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall (i) be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not (A) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (B) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, (C) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (D) the holder of a Claim based upon such debt accepted the Plan, and (ii) terminate all Winn-Dixie Interests.

(b) As of the Effective Date, except as provided in the Plan or the Confirmation Order or under the terms of the documents evidencing and orders approving the DIP Facility and/or the Exit Facility, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Winn-Dixie Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

12.14 Injunction

(a) Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b) As of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released, or an Interest that is terminated, pursuant to Section 12.11, 12.12, or 12.13 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities, or such terminated Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(c) Without limiting the effect of the foregoing provisions of this Section 12.14 upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 12.14.

12.15 Exculpation and Limitation of Liability

(a) None of the Debtors, the Reorganized Debtors, their respective subsidiaries, Wachovia, or the Creditors Committee (as to itself or any of its members), or any of their respective present or former members, officers, directors, employees, advisors, Professionals, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

(b) Notwithstanding any other provision of the Plan, no holder of a Claim or an Interest, no other party-in-interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns shall have any right of action against any of the Debtors, any of the Reorganized Debtors, any of the Debtors’ or Reorganized Debtors’ subsidiaries, Wachovia, or the Creditors Committee, or of their respective present or former members, officers, directors, employees, advisors, Professionals, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

12.16 Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

12.17 Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, any Debtor, or any Litigation Rights or other claims by or against any Debtor, the Creditors Committee, or any Person, (ii) prejudice in any manner the rights of any Debtor, the Creditors Committee, or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor, the Creditors Committee, or any other Person.

12.18 Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing or by such later date as may be established by order of the Bankruptcy Court. Upon such filing, all documents included in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtors in accordance with Section 12.19 of the Plan.

12.19 Notices

Any notice, request, or demand required or permitted to be made or provided under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

WINN-DIXIE STORES, INC.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attn: General Counsel

Telephone: (904) 783-5000

Facsimile: (904) 783-5651

with a copy to the Debtors’ counsel:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Attn: D. J. Baker, Esq.

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

SMITH HULSEY & BUSEY

225 Water Street, Suite 1800

Jacksonville, Florida 32202

Attn: Stephen D. Busey, Esq.

Telephone: (904) 359-7700

Facsimile: (904) 359-7708

and a copy to the Creditors Committee’s counsel:

MILBANK, TWEED, HADLEY & McCLOY LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attn: Dennis Dunne, Esq./Matthew S. Barr, Esq.

Telephone: (212) 530-5000

Facsimile: (212) 530-5219

12.20 Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

12.21 Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Florida shall govern the construction and implementation of the Plan and (except as may be provided otherwise in any such agreements, documents, or instruments) any agreements, documents, and instruments executed in connection with the Plan and (b) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor; in each case without giving effect to the principles of conflicts of law thereof.

Dated: June 29, 2006	WINN-DIXIE STORES, INC.
(For itself and on behalf of the Subsidiary Debtors)

	By:	/s/ H. Jay Skelton
	Name:	H. Jay Skelton
	Title:	Chairman of the Board of Directors

Laurence B. Appel

Jay Frank Castle

Office of the General Counsel

WINN-DIXIE STORES, INC.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Telephone: (904) 783-5000

Facsimile: (904) 783-5651

D. J. Baker

Sally McDonald Henry

Rosalie Walker Gray

Adam S. Ravin

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Stephen D. Busey

James H. Post

Cynthia C. Jackson

SMITH HULSEY & BUSEY

225 Water Street, Suite 1800

Jacksonville, Florida 32202

Telephone: (904) 359-7700

Facsimile: (904) 359-7708

Attorneys for Winn-Dixie Stores, Inc., et al.

EXHIBIT A

TO

JOINT PLAN OF REORGANIZATION OF WINN-DIXIE STORES, INC. AND AFFILIATED DEBTORS

NEW COMMON STOCK

Summary of Terms

Issue:	Common Stock, par value $0.001 per share (“New Common Stock”)

Issuer:	Winn-Dixie Stores, Inc. (“Issuer”)

Authorized Shares:	150,000,000 shares

Initial Issuance:	50,000,000 shares, plus number of shares necessary to establish the Common Stock Reserve for Disputed Unsecured Claims

Dividends:	Payable at the discretion of the Board of Directors, subject to applicable law and the terms of any financing agreements or other contractual arrangements to which the Issuer is a party, including but not limited to the Exit Facility.

Voting Rights:	One vote per share

Transfer Restrictions:

The New Common Stock will be distributed pursuant to the Plan without registration under the Securities Act and without qualification or registration under state securities laws, pursuant to an exemption from such registration and qualification contained in Section 1145 of the Bankruptcy Code. This exemption applies only to the distribution of such securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by Persons who constitute “underwriters” or “issuers,” as such terms are defined pursuant to Section 1145 of the Bankruptcy Code, and each such subsequent sale, exchange, transfer or other disposition would require registration under the Securities Act or state securities laws unless another exemption from registration were available.

Holders of New Common Stock who are deemed to be “underwriters” as defined in Section 1145(b) of the Bankruptcy Code, including holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act, will be unable to transfer or to sell their securities freely except pursuant to (i) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of Section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements.

The Issuer will enter into a Registration Right Agreement with each holder of an Allowed Unsecured Claim receiving a distribution under the Plan of at least 5% of the New Common Stock on a fully diluted basis, providing for normal and customary demand registration rights for such holder, which shall be substantially in the form included in the Plan Supplement.

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